Exhibit 10.1

Subscription Agreement

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on November 2, 2026, by and between CVR Energy, Inc., a Delaware corporation (the “Company”), and Trafigura US Holdings, Inc., a Delaware corporation (the “Subscriber”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, concurrently with execution of this Subscription Agreement, the Company or an affiliate thereof has entered into an Equity and Asset Purchase Agreement by and among Marathon Petroleum Company LP, a limited partnership organized under the laws of the State of Delaware (“MPC”), Western Refining Southwest LLC, a limited liability company organized under the laws of the State of Delaware (“WRSW”), Tesoro Refining & Marketing Company LLC, a limited liability company organized under the laws of the State of Delaware (“TRMC”), Tesoro Logistics Operations LLC, a limited liability company organized under the laws of the State of Delaware (“TLO”), Western Refining Terminals LLC, a limited liability company organized under the laws of the State of Delaware (“WRT”), Marathon Petroleum Supply and Trading LLC, a Delaware limited liability company (“MPST,” and collectively with MPC, WRSW, TRMC, TLO and WRT, the “Sellers,” and each individually, a “Seller”), and CVR Energy, Inc., a corporation organized under the laws of the State of Delaware (the “Purchaser”) (as amended from time to time in accordance with its terms and Section 9(h) herein, the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, MPC, TRMC, TLO, WRT and MPST (each, an “Asset Seller” and, together, the “Asset Sellers”) currently directly or indirectly own the Purchased Assets (as defined in the Purchase Agreement), and the Asset Sellers desire to sell and assign to the Purchaser, and the Purchaser desires to purchase from the Asset Sellers, all rights and obligations of the Sellers to the Purchased Assets and the Assumed Liabilities (each as defined in the Purchase Agreement) in accordance with, and subject to the terms and conditions of, the Purchase Agreement (the “Asset Sale”);

WHEREAS, pursuant to the Purchase Agreement, WRSW and TLO (collectively, the “Equity Sellers”) desire to sell and assign, to the Purchaser, and the Purchaser desires to purchase and assume from the Equity Sellers, the Purchased Interests (as defined in the Purchase Agreement) in accordance with, and subject to the terms of, the Purchase Agreement (the “Equity Sale”);

WHEREAS, the Subscriber and the Company and/or their respective Affiliates, as applicable, are or, at or prior to Closing (as defined below), will be parties to the Commercial Agreements (as defined below);

WHEREAS, in connection with the Transactions, Subscriber desires to also subscribe for and purchase from the Company, and the Company desires to issue and sell to Subscriber in consideration of the payment of $800,000,000 in the aggregate (the “Purchase Price”), a number of newly issued shares of a new series of convertible preferred stock of the Company (the “Preferred Shares”) designated as Series A-1 Convertible Preferred Stock, which may be converted into shares of Common Stock of the Company (together with any shares of Common Stock issued pursuant to Section 2(b)(iii), the “Common Shares” and, together with the Preferred Shares, the “Subscribed Shares”) subject to the terms and conditions specified in the Certificate of Designations (as defined below) and set forth herein (the “PIPE Investment”); and

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that it is fair and in the best interests of the Company and its stockholders, and declared it advisable, that the Company enter into this Subscription Agreement and consummate the PIPE Investment and (b) approved this Subscription Agreement, including the Subscription Price set forth herein, and the PIPE Investment.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. As used in this Subscription Agreement:

(a) “Acquisition Closing” means the consummation of the Asset Sale and the Equity Sale pursuant to the Purchase Agreement.

(b) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For this purpose, “control” means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership of voting securities, contract or otherwise. Neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of Subscriber solely by reason of the PIPE Investment or Subscriber’s rights under the Transaction Documents.

(c) “Board” means the Board of Directors of the Company.

(d) “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

(e) “Capitalization Schedule” means the capitalization schedule attached hereto as Exhibit C.

(f) “Certificate of Designations” means the Certificate of Designations of Preferences, Rights and Limitations of the Preferred Shares, in the form attached hereto as Exhibit A, to be filed with the Secretary of State of the State of Delaware prior to the Closing.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Closing” means the consummation of the issuance and sale of the Preferred Shares and any Common Shares issuable pursuant to Section 2(b)(iii) against payment of the Purchase Price pursuant to Section 4, which shall be on the same date and substantially concurrently with the Acquisition Closing.

(i) “Closing Date” means the date of Closing.

(j) “Closing Price” of the Common Stock of the Company on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock of the Company on NYSE on such date. If the Common Stock of the Company is not traded on NYSE on any date of determination, the Closing Price of the Common Stock of the Company on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock of the Company is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock of the Company is so listed or quoted, or if the Common Stock of the Company is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock of the Company in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock of the Company on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

(k) “Commercial Agreements” means, collectively: (i) the Crude Oil Supply Agreement, dated as of the date hereof, by and between MND Holdco, LLC (“MND”) and Subscriber (the “North COSA”); (ii) the Inventory Purchase and Sale Agreement, dated as of the date hereof and effective as of the Commencement Date (as defined in the North COSA), by and between MND and Subscriber; (iii) the Crude Oil Supply Agreement (Legacy Refineries), dated as of the date hereof, by and between CVR Supply & Trading, LLC (“CVR S&T”) and Subscriber (the “South COSA”); (iv) the Product Offtake Agreement, dated as of the date hereof, by and between CVR S&T and Subscriber; (v) the Terminalling Agreement (Mandan), dated as of the date hereof, by and between Coffeyville Resources Refining & Marketing, LLC (“CRRM”) and Subscriber; (vi) the Letter Agreement Regarding Terminalling Agreement with St. Paul Park Refining Co. LLC, dated as of the date hereof, by and between the Company and Subscriber (the “SPP Side Letter”); (vii) the Assignment of Transportation Services Agreement, dated as of the date hereof, by and between MND and Subscriber; (viii) the Master Netting Agreement, dated as of the date hereof, by and among MND, CVR S&T and Subscriber, together with each joinder thereto and any amendment or supplement thereto extending it to the South COSA; (ix) the Commercial Agreement (ROFR – NGLs), dated as of the date hereof, by and between the Company and Subscriber; (x) the Commercial Agreement (ROFR – Commodities), dated as of the date hereof, by and between the Company and Subscriber; (xi) the Guaranty, to be delivered on or prior to the Closing, made by the Company and CVR S&T, jointly and severally, in favor of Subscriber; (xii) the Guarantee, to be delivered on or prior to the Closing, made by Trafigura Group Pte. Ltd. in favor of CVR S&T, MND, CRRM and St. Paul Park Refining Co. LLC; (xiii) the intercreditor or similar agreement to be entered into on or prior to the Closing by and among the Company, Subscriber and the lender(s) party thereto; (xiv) the Terminalling Agreement (SPP), to be entered into at, and conditioned upon, the Closing (and in any event no later than one (1) Business Day thereafter) pursuant to the SPP Side Letter, by and between St. Paul Park Refining Co. LLC and Subscriber; (xv) the Inventory Purchase and Sale Agreement (South), to be entered into on the Commencement Date (as defined in the South COSA), by and between MND and Subscriber, substantially in the form contemplated by Schedule G to the South COSA; and (xvi) the Temporary Assignments (as defined in each of the North COSA and the South COSA) and the Refinery Terminalling Agreements (as defined in the South COSA), if any, in each case entered into on or prior to the applicable Commencement Date.

(l) “Commission” means the U.S. Securities and Exchange Commission.

(m) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(n) “Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person that is, directly or indirectly, controlled by such Person.

(o) “Debt Commitment Letter” means the commitment letter, dated as of the date hereof, among the Company and the commitment parties party thereto, including the Bridge and ABL term sheets and the other exhibits, schedules and annexes thereto, in each case, as delivered to Subscriber on the date hereof and as amended, supplemented or replaced only as permitted by the Capital Plan and Section 9(h).

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided that for the financial statements of the Company prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.

(r) “Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other government or governmental department, commission, board, bureau, agency, court, tribunal or other instrumentality or any regulatory or administrative agency, whether domestic, foreign or supranational.

(s) “Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award issued, promulgated, made or entered by or with any Governmental Authority.

(t) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(u) “Capital Plan” means the capital plan attached hereto as Exhibit D.

(v) “IEP” means Icahn Enterprises L.P.

(w) “IEP Holders” means IEP and its Affiliates (excluding the Company and its Subsidiaries) holding or committed to acquire Company securities to finance the Transactions.

(x) “IEP Investment Documents” means the subscription agreement entered into concurrently herewith between the Company and the IEP Holders in respect of their $500,000,000 equity commitment for the Transactions, together with the related certificate of designations, registration rights agreement and all other agreements, side letters and fee arrangements relating to that investment, in each case, dated as of the date hereof and as amended, supplemented or replaced only in accordance with this Subscription Agreement.

(y) “IEP Side Letter” means the side letter, dated as of the date hereof, between Subscriber and the applicable IEP Holders executed and delivered concurrently with this Subscription Agreement.

(z) “Independent Financial Advisor” means an independent nationally recognized investment banking or valuation firm jointly selected by the Company and Subscriber and retained at the Company’s expense.

(aa) “Investor Rights Agreement” means the investor rights agreement, dated as of the date hereof, between the Company and Subscriber executed and delivered concurrently with this Subscription Agreement.

(bb) “Knowledge of the Company” means the actual knowledge, after reasonable inquiry of their direct reports responsible for the relevant matter, of the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel, without personal liability on the part of any such individual.

(cc) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

(dd) “Restricted Transaction” means any direct or indirect material transfer, acquisition or disposition of assets, determined by aggregating a series of related transactions, between the Company or any of its Subsidiaries (including CVR Partners, LP and its Subsidiaries), on the one hand, and IEP or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, other than a transaction contemplated by the Transaction Documents or permitted by the Capital Plan. For the avoidance of doubt, a sale, transfer or pledge of outstanding Company securities by a stockholder, or any foreclosure or other enforcement thereof, shall not constitute a Restricted Transaction solely by reason thereof.

(ee) “Securities Act” means the Securities Act of 1933, as amended.

(ff) “Subscriber Designee” means any individual designated by Subscriber to serve on the Board pursuant to the Investor Rights Agreement.

(gg) “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, association or other entity of which such Person (either alone or through or together with any other Subsidiary of such Person) (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture, association or other entity or (b) otherwise has the power to direct or cause the direction of the management and policies of such entity. For the avoidance of doubt, CVR Partners, LP and its subsidiaries shall be deemed Subsidiaries of the Company.

(hh) “Trading Day” means a day on which trading in the Common Stock generally occurs on NYSE or, if the Common Stock is not then listed on NYSE, on the principal securities exchange or market on which the Common Stock is then listed or traded, and a Closing Price is available; provided that if the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

(ii) “Transaction Documents” means this Subscription Agreement, the Certificate of Designations, the Investor Rights Agreement, the IEP Side Letter, the IEP Investment Documents, the Commercial Agreements, the Purchase Agreement and the equity commitments, backstop agreements, debt commitments and definitive financing agreements entered into to fund the Transactions, including any side letters relating to any of the foregoing.

(jj) “Transactions” has the meaning ascribed to such term in the Purchase Agreement.

2. Subscriptions.

(a) At the Closing, Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon payment of the Purchase Price and subject to Section 3, the Preferred Shares and any Common Shares issuable pursuant to Section 2(b)(iii) (the “Subscription”). The base price per Preferred Share shall be $53.37 (such price, the “Reference Price”), as adjusted by the applicable terms herein (the “Base Subscription Price”). The Reference Price and the Base Subscription Price shall be (i) equitably adjusted for any stock split, combination, reclassification or similar event during the applicable period and (ii) reduced by the per share amount (or, if non-cash, the per share fair market value, as determined in good faith by the Board) of any dividend or other distribution (whether ordinary or extraordinary) on the Common Stock declared, paid or having a record date between the date hereof and the Closing Date. For a dividend or distribution on any other equity security of the Company during that period, the reduction under clause (ii) shall equal the aggregate amount or fair market value of that distribution divided by the number of shares of Common Stock then outstanding. Each adjustment shall be made without duplication and only to the extent Subscriber does not receive the corresponding distribution under the Certificate of Designations or on the Common Shares. The Base Subscription Price shall also be reduced by the quotient obtained by dividing (A) the amount, if any, by which the aggregate consideration paid by the Company or any of its Subsidiaries in any tender offer or other repurchase of Common Stock (other than open-market repurchases at prevailing market prices and repurchases from employees or directors in connection with equity compensation arrangements) consummated during that period exceeds the product of (x) the arithmetic average of the Closing Prices for the ten (10) consecutive Trading Days immediately preceding the expiration of that tender offer (as finally amended) or, for any other repurchase, its consummation, in each case equitably adjusted to a consistent share basis for intervening events described in clause (i) and (y) the number of shares so repurchased, by (B) the number of shares of Common Stock outstanding immediately after that repurchase.

(b) Delay Compensation and Equity Position.

(i) Acquisition Delay. If Closing has not occurred by the six (6)-month anniversary of the date of this Subscription Agreement as a result of all waiting periods under any Antitrust Law applicable to the consummation of the Transactions having not yet expired as of such time, a credit shall accrue on the full Purchase Price at one percent (1.00%) per annum. The credit shall accrue from and including that six-month anniversary (the “Delay Commencement Date”) to but excluding the Closing Date.

(ii) Conversion Delay. Subject to Section 9(l), if the HSR Clearance Condition under Section 5(b) of the Certificate of Designations has not been satisfied as of the six (6)-month anniversary of the date of this Subscription Agreement, a credit shall accrue on the full Purchase Price at one percent (1.00%) per annum. The credit shall accrue from and including such six-month anniversary to, but excluding, the HSR Clearance Date (as defined in the Certificate of Designations).

(iii) Calculation and Settlement. Each credit under clauses (i) and (ii) shall be calculated using actual days elapsed and a 360-day year, with quarterly compounding on March 31, June 30, September 30 and December 31. On each such date, that period’s accrual shall be added to the calculation base for that credit for subsequent periods. The credits shall be calculated separately and may accrue concurrently, without offset against each other. The sum of the two credits shall constitute the “Delay Adjustment Amount”.

At Closing, the Company shall satisfy the Delay Adjustment Amount by issuing additional Subscribed Shares without increasing the Purchase Price. The aggregate number of Subscribed Shares to be issued at Closing (the “Equity Position”) shall equal (A) the sum of the Purchase Price and the Delay Adjustment Amount divided by (B) the Base Subscription Price, as finally determined after giving effect to Sections 2(a) and 9(c). The price payable per Subscribed Share (the “Subscription Price”) shall equal the Purchase Price divided by the Equity Position.

The Subscribed Shares shall be issued as Preferred Shares, including any fractional Preferred Share. Subscriber may elect to receive whole Common Shares in lieu of an equal number of the additional Preferred Shares attributable to the Delay Adjustment Amount, subject to the HSR Clearance Condition and the 9.5% Beneficial Ownership Limitation under Sections 5(b) and 5(g) of the Certificate of Designations. Any remaining fraction shall be rounded up to the nearest whole share.

Following Closing, within five (5) Business Days after the last day of each calendar month, the Company shall satisfy the credit accrued under clause (ii) during such month on and after the Closing Date by issuing to Subscriber, without additional consideration, a number of Preferred Shares equal to (A) the amount of such credit divided by (B) the Base Subscription Price, as finally determined after giving effect to Sections 2(a) and 9(c).

(c) Pricing Schedule and Closing Calculations. The Company shall deliver to Subscriber with the Closing Notice a preliminary pricing schedule substantially in the form attached hereto as Exhibit E setting forth its calculation of the Reference Price, Base Subscription Price, Delay Adjustment Amount, Subscription Price and Equity Position with reasonable supporting detail. The Company shall update that schedule at Closing to reflect any adjustments required by Sections 2(a) and 2(b), and the Company and Subscriber shall agree in good faith on the final schedule at Closing. The schedule shall include the applicable discount and adjustments, the rates and accrual periods for each component of the Delay Adjustment Amount, and the resulting Subscription Price and Equity Position, together with supporting Bloomberg data or, if applicable, the Independent Financial Advisor’s calculations.

(d) The proceeds of the Purchase Price will be used by the Company solely for the purpose of funding the consideration payable by the Company in connection with the consummation of the transactions under the Purchase Agreement.

3. Closing Conditions.

(a) Subscriber’s obligation to consummate the Subscription at the Closing is subject to the fulfillment or waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:

(i) Closing Deliveries. The Company shall have made, or shall make concurrently with Closing, the deliveries required by Section 4(b).

(ii) Legality. There shall not be in force any order, judgment or injunction entered by or with any Governmental Authority enjoining or prohibiting the issuance and sale of the Preferred Shares and any Common Shares to be issued at Closing under this Subscription Agreement, no Governmental Authority shall have instituted or threatened in writing a proceeding seeking to impose any such injunction or prohibition, and no law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Subscription.

(iii) Pending Actions. There shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, enjoin or prohibit the consummation of the Subscription.

(iv) Certificate of Designations. The Certificate of Designations shall have been duly filed with the Secretary of State of the State of Delaware and shall be in full force and effect as of the Closing.

(v) Representations and Warranties. (A) the representations and warranties of the Company set forth in Section 6(b) (including Part I of the Capitalization Schedule) shall be true and correct as of the date of this Subscription Agreement and as of the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except for de minimis inaccuracies; and (B) the representations and warranties of the Company set forth in Section 6(a) shall be true and correct in all material respects as of the date of this Subscription Agreement and as of the Closing Date as though made on and as of such date.

(vi) Listing. The Common Shares shall have been reserved and approved for listing by NYSE, subject only to official notice of issuance, and the Company shall have delivered the NYSE confirmation contemplated by Section 9(d).

(vii) Capitalization and Capital Plan. The Company shall have complied in all material respects with Section 9(r), subject to Subscriber’s prior written consent to any deviation. The Company’s capitalization and financing at Closing shall conform to the Capital Plan in all material respects, subject only to changes expressly permitted thereby or approved in writing by Subscriber.

(viii) Acquisition Closing and Regulatory Approvals. All conditions to the Acquisition Closing under the Purchase Agreement as in effect on the date hereof (subject to amendments, supplements, waivers or other modifications permitted by Section 9(h)) shall have been satisfied or waived only as permitted by Section 9(h), other than conditions that by their nature are to be satisfied at the Acquisition Closing, each of which shall be capable of being satisfied and shall be satisfied substantially concurrently with Closing. The Acquisition Closing shall occur as part of the coordinated closing provided for in Section 4(a).

(ix) Acquisition Financing. The Company shall have received as part of the Closing provided for in Section 4(a), the acquisition debt and the IEP Holders’ and/or other acquisition equity financing and shall apply Company cash in the amounts and on the terms specified in the Capital Plan and the IEP Investment Documents, including the expressly permitted amounts, substitutions and flex, subject to the Flex Terms (as defined in the Capital Plan), in amounts sufficient, together with the Purchase Price to be funded at Closing, to consummate the Transactions and pay related fees and expenses.

(b) The Company’s obligation to consummate the Subscription at the Closing is subject to the fulfillment or waiver by the Company, on or prior to the Closing Date, of each of the following conditions:

(i) Closing Deliveries. Subscriber shall have made, or shall make concurrently with Closing, the deliveries required by Section 4(c).

(ii) Legality. There shall not be in force any order, judgment or injunction entered by or with any Governmental Authority enjoining or prohibiting the issuance and sale of the Preferred Shares and any Common Shares to be issued at Closing under this Subscription Agreement, no Governmental Authority shall have instituted or threatened in writing a proceeding seeking to impose any such injunction or prohibition, and no law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Subscription.

(iii) Pending Actions. There shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, enjoin or prohibit the consummation of the Subscription.

(iv) Representations and Warranties. The representations and warranties of Subscriber set forth in Section 7 hereof shall be true and correct in all material respects as of the date of this Subscription Agreement and as of the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, materially impair Subscriber’s ability to consummate the transactions contemplated hereby.

4. Closing Deliveries.

(a) Closing Mechanics. Subject to Section 3, the Closing shall occur on the same date and substantially concurrently with the Acquisition Closing, as part of a coordinated closing. At least five (5) Business Days (or such shorter period as the Company and Subscriber may agree in writing) before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying the anticipated Closing Date and wire instructions for delivery of the Purchase Price, together with the schedules required by Section 2(c). The Purchase Price shall be released and the Subscribed Shares issued only as part of that coordinated closing, when the parties to the Purchase Agreement are ready to consummate the Acquisition Closing and the conditions in Section 3 have been satisfied or waived by the party entitled to waive them (other than conditions to be satisfied at Closing, which shall then be satisfied or waived). If the Closing and the Acquisition Closing do not both occur on the anticipated Closing Date, all such funds shall be returned to Subscriber, without deduction or setoff, no later than the next Business Day, and any Subscribed Shares issued in respect thereof shall be cancelled only against that return. Such return shall not itself terminate this Subscription Agreement or waive any accrued claim; any subsequent funding remains subject to a new Closing Notice and Section 3.

(b) Company Deliveries. At Closing, the Company shall deliver to Subscriber the following, to the extent not previously delivered:

(i) counterparts of the Investor Rights Agreement, the Confidentiality Agreement contemplated thereby, the IEP Side Letter, any separate agreement required to give effect to Section 3.6 of the Investor Rights Agreement and the Commercial Agreements duly executed by each party thereto other than Subscriber and its Affiliates, and copies of the duly executed Purchase Agreement, Debt Commitment Letter, IEP Investment Documents and definitive acquisition financing agreements, including all exhibits, schedules, fee letters and side arrangements (provided that debt fee letters may be redacted as to pricing and other commercially sensitive terms that do not affect compliance with the Capital Plan), each in full force and effect at Closing, except to the extent replaced or terminated as expressly permitted by the Capital Plan or Section 9(h);

(ii) the Preferred Shares and any Common Shares issuable pursuant to Section 2(b)(iii), including shares attributable to the Delay Adjustment Amount, in book-entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities Laws or created by Subscriber), in the name of Subscriber or its nominee in accordance with its delivery instructions, and evidence from the Company’s transfer agent (or other evidence reasonably acceptable to Subscriber) of such issuance on the Closing Date;

(iii) [reserved]

(iv) a certificate signed on behalf of the Company by a senior executive officer certifying that the conditions set forth in Sections 3(a)(iv) through (ix) have been satisfied or will be satisfied concurrently with Closing;

(v) a certificate of the secretary or other authorized officer of the Company certifying as to and attaching (A) the certificate of incorporation of the Company, including the filed Certificate of Designations, (B) the bylaws of the Company and (C) duly executed board resolutions of the Board or a committee thereof, in form and substance reasonably satisfactory to Subscriber (1) authorizing the execution and delivery of this Subscription Agreement and the transactions contemplated hereby, including the issuance to Subscriber of the Preferred Shares and the Common Shares issuable pursuant to Section 2(b)(iii) or upon conversion of the Preferred Shares, and the documents being entered into in connection with the Transactions and the consummation thereof, and (2) as required by Section 9(p) and Section 9(q);

(vi) a cross-receipt executed by the Company acknowledging receipt of the Purchase Price; and

(vii) the written NYSE confirmation contemplated by Section 9(d).

(c) Subscriber Deliveries. At Closing, Subscriber shall deliver to the Company or the applicable counterparty the following, to the extent not previously delivered:

(i) counterparts of this Subscription Agreement, the Investor Rights Agreement, the Confidentiality Agreement contemplated thereby, the IEP Side Letter, any separate agreement required to give effect to Section 3.6 of the Investor Rights Agreement and the Commercial Agreements (other than the Commercial Agreements described in clauses (xiv), (xv) and (xvi) (in the case of (xvi), solely with respect to the Commercial Agreements related to South COSA) of the definition thereof), in each case duly executed by Subscriber or its Affiliates party thereto;

(ii) the Purchase Price, by wire transfer of United States dollars in immediately available funds to the account specified in the Closing Notice; and

(iii) the information reasonably requested in the Closing Notice to issue the Subscribed Shares, including the legal name of the registered holder, and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable.

5. Registration Rights. The registration rights of Subscriber and its permitted transferees shall be governed by Article III of the Investor Rights Agreement.

6. Company Representations and Warranties. Except as disclosed in the Company SEC Documents filed before the date hereof (excluding risk factors and other forward-looking disclosures, other than factual information therein) or in a disclosure schedule delivered to Subscriber on the date hereof (with disclosure applying to other representations where its relevance is reasonably apparent), the Company represents and warrants to Subscriber as follows:

(a) Existence. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence (“Effect”) that, individually or in the aggregate with any other Effect (whether or not foreseeable and whether or not covered by insurance) (I) is, or would reasonably be expected to be, materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole, or (II) materially impairs or delays the ability of the Company to (i) consummate the transactions contemplated by this Subscription Agreement, the Certificate of Designations and the Transaction Documents, or to perform its obligations hereunder or thereunder, or (ii) issue the Preferred Shares or the Common Shares issuable pursuant to Section 2(b)(iii) or upon conversion thereof; provided, however, that solely for purposes of clause (I), none of the following, alone or in combination, shall be deemed to constitute a Company Material Adverse Effect, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (1) Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory, economic or business conditions (including tariffs, trade policies and sanctions) in any jurisdiction in which the Company and its Subsidiaries have operations or in which products or services of the Company and its Subsidiaries are sold, (2) Effects that are the result of factors generally affecting the industries, markets or geographical areas in which the Company and its Subsidiaries have operations, (3) changes in the relationship of the Company or its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions by, or resulting or arising from the identity of Subscriber, MPC, IEP or their respective Affiliates, (4) changes or modifications in accounting standards applicable to the Company or its Subsidiaries, including GAAP, or in any law applicable to the businesses of the Company and its Subsidiaries, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Subscription Agreement, (5) any failure by the Company or its Subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, provided that the exception in this clause (5) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect, (6) Effects resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, cyberterrorism, ransomware or malware, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event (including pandemics and epidemics) or any other force majeure event, or any national or international calamity or crisis, (7) any actions taken or failed to be taken by the Company or any of its Subsidiaries that are expressly required by the Purchase Agreement, (8) any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of the Company, its Subsidiaries or any of their respective securities, provided that the exception in this clause (8) shall not prevent or otherwise affect a determination that any Effect underlying such Effect or announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect or (9) any change, in and of itself, in the market price or trading volume of the securities of the Company (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, unless otherwise excluded in this definition); provided, however, that with respect to the foregoing clauses (1), (2), (4), and (6), such Effect shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects the Company and its Subsidiaries (taken as a whole) compared to other businesses operating in the industries and geographies in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).

(b) Capitalization and Valid Issuance of Common Shares; Enforceability.

(i) The authorized equity interests of the Company consist of 350,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on October 30, 2026, there were 100,530,599 shares of Common Stock issued and outstanding. There are no shares of preferred stock of the Company issued and outstanding as of the date hereof. All outstanding equity securities of the Company are duly authorized, validly issued, fully paid and non-assessable. Part I of the Capitalization Schedule is true and complete and sets forth the Company’s capitalization as of such date, including all outstanding and reserved equity and equity-linked securities and rights to acquire equity interests.

(ii) [Reserved]

(iii) There are no Persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Preferred Shares and the Common Shares issuable pursuant to Section 2(b)(iii) or upon conversion thereof; and, except (A) for the Subscribed Shares to be issued pursuant to this Subscription Agreement or as set forth in the Certificate of Designations, the IEP Investment Documents or in accordance with the Capital Plan, (B) for awards issued pursuant to the Company’s benefit plans (including any employment agreement) and (C) as set forth in Section 6(b)(i), disclosed in the Company SEC Documents (as defined below) or expressly identified in Exhibit C, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, ownership interests in the Company are outstanding.

(iv) Upon issuance in accordance with this Subscription Agreement and the Certificate of Designations, as applicable, the Common Shares issuable pursuant to Section 2(b)(iii) or upon conversion of the Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any and all liens and restrictions on transfer, other than restrictions under applicable securities Laws, the Transaction Documents or liens created by Subscriber.

(v) The Certificate of Designations has been duly authorized by the Company. The Certificate of Designations sets forth the rights, preferences and priorities of the Preferred Shares, and the holders of the Preferred Shares will have the rights set forth in the Certificate of Designations upon filing with the Secretary of State of the State of Delaware.

(vi) The Preferred Shares and the Common Shares issuable pursuant to Section 2(b)(iii) or upon conversion thereof have been duly authorized and, when the Preferred Shares are issued and delivered against payment under this Subscription Agreement and the Common Shares are issued pursuant to Section 2(b)(iii) or upon conversion in accordance with the Certificate of Designations, respectively, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive or similar rights created under the Company’s organizational documents or the laws of its jurisdiction of incorporation.

(vii) This Subscription Agreement (including the transactions contemplated herein) has been duly authorized and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally or by the availability of specific performance, injunctive relief and other equitable remedies, whether considered at law or equity.

(viii) Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 7 and that all consents, approvals, and other authorizations described in Section 6(x) have been obtained and that all filings and other actions described in Section 6(x) have been made or taken, the execution and delivery of this Subscription Agreement, the issuance and sale of the Preferred Shares, the Common Shares issuable pursuant to Section 2(b)(iii) or upon conversion of the Preferred Shares and the performance by the Company of its obligations under this Subscription Agreement, and the consummation of the transactions contemplated herein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (1) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (2) the organizational documents of the Company or any of its Subsidiaries, or (3) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its respective properties that, in the case of clauses (1) and (3), would, individually or in the aggregate, have a Company Material Adverse Effect, or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(ix) The Company has no shareholder rights plan, “poison pill,” tax-benefit preservation plan or similar arrangement in effect. No ownership or transfer restriction in the Company’s certificate of incorporation or bylaws prohibits or restricts the issuance, ownership, conversion or permitted transfer or pledge of the Subscribed Shares contemplated hereby. The Company has elected in its certificate of incorporation not to be governed by Section 203 of the DGCL, and that election remains in effect.

(c) Company SEC Documents. Except as disclosed in the Company SEC Documents, since September 30, 2025, the Company’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof, collectively the “Company SEC Documents”) have been filed with the Commission on a timely basis. The Company SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent Company SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made in the case of any such documents other than a registration statement, not misleading, (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements and other financial information of the Company included in the Company SEC Documents were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal and recurring and year-end audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended. The independent auditor of the Company as of the date of the most recent audited balance sheet of the Company is an independent registered public accounting firm with respect to the Company and has not resigned or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreement with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. Since the date of the most recent balance sheet of the Company audited by such auditor, (i) the interactive data in extensible Business Reporting Language included or incorporated by reference in the Company SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto and (ii) based on an annual evaluation of disclosure controls and procedures, except as set forth in the Company SEC Documents, the Company is not aware of (x) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are likely to adversely affect its ability to record, process, summarize and report financial data or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. Neither the Company nor its Subsidiaries has any liability required by GAAP to be reflected or reserved against in a consolidated balance sheet, other than liabilities reflected or reserved in the latest balance sheet included in the Company SEC Documents, incurred in the ordinary course since its date, incurred under the Transaction Documents, or not reasonably expected to have a Company Material Adverse Effect.

(d) Registration Rights Priority. Except as expressly provided in the IEP Investment Documents and consistent with the Capital Plan, the Company has not granted registration rights that remain outstanding that (a) are equal or superior in priority to, or otherwise equal to or greater than, in any respect, those contained in Article III of the Investor Rights Agreement, (b) reduce the aggregate amount of securities that may be registered pursuant to Article III of the Investor Rights Agreement or (c) conflict in any material respect with the rights granted to Subscriber pursuant to Article III of the Investor Rights Agreement.

(e) Litigation. Except as set forth in the Company SEC Documents, there are as of the date of this Subscription Agreement no legal or governmental proceedings pending to which the Company is a party or to which any property or asset of any such entity is subject, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which challenges the validity of any of the Transaction Documents or the Certificate of Designations or the right of the Company to enter into any of the Transaction Documents or the Certificate of Designations or to consummate the transactions contemplated hereby and thereby.

(f) Required Disclosures and Descriptions. As of the date of this Subscription Agreement, there are no legal or governmental proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties is subject, that are required to be described in the Company SEC Documents but are not described as required, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Company SEC Documents or to be filed as an exhibit to the Company SEC Documents that are not described or filed as required by the Securities Act or the Exchange Act.

(g) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries has filed all Tax Returns required to have been filed (taking into account all valid extensions), such Tax Returns are true, accurate and complete in all respects and have been completed in accordance with applicable Law, and all Taxes due (whether or not shown to be due and payable on any Tax Return) have been paid, except for those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP;

(ii) None of the Company or its Subsidiaries has had any Tax deficiency proposed or assessed against it that has not been fully resolved and satisfied;

(iii) None of the Company or its Subsidiaries has executed any waiver of any statute of limitations on the assessment or collection of any Tax that remains outstanding;

(iv) There is no pending audit, suit, proceeding, claim, examination or other administrative or judicial proceedings ongoing, pending, or, to the Knowledge of the Company, threatened or proposed with respect to any Taxes of any of the Company or its Subsidiaries;

(v) Each of the Company and its Subsidiaries has withheld or collected from each payment made to each of its employees, the amount of all Taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories;

(vi) Each of the Company and its Subsidiaries has (x) properly collected and remitted all material sales, excise and similar Taxes with respect to sales made to its customers and properly collected and maintained any required registrations from customers and (y) for all sales to customers that are exempt from sales, excise and similar Taxes and that were made without charging or remitting sales, excise or similar Taxes, received and retained any appropriate Tax exemption certificates, registrations and other documentation qualifying such sale as exempt in the form required under applicable Law; and

(vii) For each of its taxable years beginning with its taxable year ending December 31, 2011, at least 90% of the gross income derived by CVR Partners, LP has been “qualifying income” within the meaning of Section 7704(d) of the Code.

(h) Registration.

(i) Assuming the accuracy of the representations and warranties of Subscriber contained in Section 7, the issuance and sale of the Preferred Shares and any Common Shares pursuant to this Subscription Agreement are exempt from registration requirements of the Securities Act, and neither the Company nor, to the Knowledge of the Company, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

(ii) The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case as defined under the Securities Act, and is eligible to register the Common Shares for resale by Subscriber on a registration statement on Form S-3 under the Securities Act.

(i) No Labor Disputes. As of the date of this Subscription Agreement, no labor dispute with the employees of any of the Company or its Subsidiaries exists or, to the Knowledge of the Company, is imminent, that would reasonably be expected to have a Company Material Adverse Effect.

(j) No Default. None of the Company or its Subsidiaries is in breach, default (or an event that, with notice or lapse of time or both, would constitute such an event) or violation in the performance of any obligation, covenant or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation would, if continued, reasonably be expected to materially impair the ability of any of the Company or its Subsidiaries to perform its obligations under the Transaction Documents.

(k) No Conflicts. Subject to receipt of the approvals and expiration or termination of waiting periods contemplated by Sections 9(d), 9(f) and 9(l) before the applicable action is taken, none of (a) the offering, issuance and sale by the Company of the Preferred Shares and any Common Shares pursuant to Section 2(b)(iii) and the application of the proceeds therefrom, (b) the execution, delivery and performance of the Transaction Documents or the Certificate of Designations, or (c) the consummation of the transactions contemplated thereby (i) constitutes or will constitute a violation of the organizational documents of any of the Company or its Subsidiaries, (ii) constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Company or its Subsidiaries is a party or by which any of them or any of their respective properties may be bound, (iii) violates or will violate any statute, Law, Permit or regulation or any order, judgment, decree or injunction of any court or Governmental Authority or body having jurisdiction over any of the Company or its Subsidiaries or any of its properties in a proceeding to which any of them or their property is or was a party, or (iv) results or will result in the creation or imposition of any Lien upon any property or assets of the Company, which conflicts, breaches, violations, defaults or liens, in the case of clauses (ii), (iii) or (iv), would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or materially impair the ability of the Company to consummate the transactions contemplated by the Transaction Documents.

(l) Certain Fees. Except for fees expressly set forth in the Capital Plan, no fees or commissions are or will be payable by the Company to brokers, finders or investment bankers with respect to the sale of any of the Preferred Shares or the consummation of the transaction contemplated by this Subscription Agreement or the other Transaction Documents. Subscriber shall have no liability for any such fees or commissions.

(m) Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. Except as would not reasonably be expected to have a Company Material Adverse Effect: all policies of insurance of the Company and its Subsidiaries are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies in all material respects; there are no material claims by any of the Company or its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and none of the Company or its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(n) Books and Records: Sarbanes-Oxley Compliance.

(i) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ii) The Company has established and maintains disclosure controls and procedures (to the extent required by and as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), which are designed to provide reasonable assurance that material information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow for timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as of the end of the most recently completed fiscal quarter covered by the Company’s periodic reports filed with the Commission, and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(iii) The Company and, to the Knowledge of the Company, its directors or officers, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(o) Listing and Maintenance Requirements. The Common Stock of the Company is listed on NYSE, and the Company has not received any notice of delisting. Subject to receipt of NYSE listing approval and compliance with Section 9(d), the issuance and sale of the Preferred Shares and issuance of the Common Shares pursuant to Section 2(b)(iii) or upon conversion of the Preferred Shares do not contravene NYSE rules and regulations. The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Common Stock of the Company under the Exchange Act nor has the Company received as of the date of this Subscription Agreement any notification that the Commission is contemplating terminating such registration. There shall be no requirement for approval of the Company’s stockholders or completion of a Schedule 14C information statement process for the issuance of the Preferred Shares or the Common Shares issuable pursuant to Section 2(b)(iii) or upon conversion on the terms contemplated hereby and by the Certificate of Designations. Any such approval required for the IEP Holders’ securities applies to those securities and not to the Preferred Shares.

(p) Compliance with Laws. None of the Company or its Subsidiaries is in violation of any applicable Law, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(q) Permits and Licenses. The Company and its Subsidiaries possess all Permits issued by each Governmental Authority necessary to conduct their respective businesses, except where the failure to possess such permits would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries have fulfilled and performed all of their respective obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permits, except for any of the foregoing that would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or its Subsidiaries has received notice of any revocation or modification of any such Permits or has any reason to believe that any such Permits will not be renewed in the ordinary course, except where the revocation or modification of any such Permit or the failure to renew any such Permit would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

(r) Environmental Laws. The operations of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and no occurrences or conditions currently exist that would reasonably be expected to adversely affect the Company and its Subsidiaries’ continued compliance with such Environmental Laws except as (a) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) have been disclosed in Company SEC Documents. As of the date of this Subscription Agreement, there are no present claims asserted against any of the Company or its Subsidiaries under applicable Environmental Laws, including claims relating to the release, spill or disposal of any Hazardous Substances resulting from the operations of the Company or its Subsidiaries, except as such claims (i) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) have been disclosed in Company SEC Documents.

(s) Title to Properties. Each of the Company and its Subsidiaries has good and indefeasible title to all real property and good title to all personal property described in the Company SEC Documents as owned by the Company or its Subsidiaries, free and clear of all Liens except such (a) as are described in the Company SEC Documents or (b) as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(t) ERISA Compliance. Except, in each case, for any such matter as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) for which any of the Company or its Subsidiaries would have any liability (each an “ERISA-Subject Plan”) has been maintained in material compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any ERISA-Subject Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) with respect to each ERISA-Subject Plan subject to Title IV of ERISA (A) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (B) no ERISA-Subject Plan is or is reasonably expected to be “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (C) there has been no filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA-Subject Plan or the receipt by any of the Company or its Subsidiaries from the Pension Benefit Guaranty Corporation or the plan administrator of any notice relating to the intention to terminate any ERISA-Subject Plan or ERISA-Subject Plans or to appoint a trustee to administer any ERISA-Subject Plan, (D) no conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any ERISA-Subject Plan and (E) none of the Company or its Subsidiaries has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the ERISA-Subject Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of an ERISA-Subject Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA) (“Multiemployer Plan”); (iv) no Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA); and (v) each ERISA-Subject Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(u) Anti-Corruption. None of the Company or its Subsidiaries or, to the Knowledge of the Company, any director, officer, or employee is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any other anti-corruption or anti-bribery law of any jurisdiction in which the Company or its Subsidiaries operate (collectively, “Anti-Corruption Law”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA or other Anti-Corruption Laws) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or other Anti-Corruption Laws and the Company or its Subsidiaries and, to the Knowledge of the Company, their Affiliates have conducted their businesses in compliance with the FCPA and any other Anti-Corruption Law and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(v) Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in a manner reasonably designed to ensure compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental entity (collectively, the “Money Laundering Laws”): and no action, suit or proceeding by or before any governmental entity involving the Company or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best Knowledge of the Company, threatened.

(w) Purchase Agreement. The Company has delivered to Subscriber true and complete copies of all Transaction Documents and all other agreements and arrangements relating to the financing of the Transactions or any other equity issuances by the Company then in effect, including all IEP Investment Documents, the IEP Side Letter, exhibits, schedules, side letters and fee arrangements, and all other material agreements and arrangements between the Company or its Subsidiaries and IEP or its Affiliates, whether or not related to the Transactions. None has been amended or waived except as disclosed to Subscriber in writing, and no notice of termination or uncured material default has been delivered or received thereunder by the Company or its Subsidiaries.

(x) Approvals. Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 7, other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) required to comply with state securities or “blue-sky” laws, (ii) required to be filed with or to the Commission and other regulatory authorities relating to the Transactions, (iii) required under the rules and regulations of the New York Stock Exchange (“NYSE”), (iv) required under the Exchange Act or the Securities Act, (v) contemplated by Section 9(l) with respect to the HSR Act, and (vi) as may be required with or to any foreign Governmental Authority pursuant to applicable foreign Laws, no filings, notices or reports are required to be made by any of the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Authority in connection with the execution, delivery and performance of this Subscription Agreement by the Company or the consummation by the Company of the PIPE Investment, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(y) Investment Company Status. The Company is not, and immediately after receipt of payment for the Preferred Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(z) Sanctions. The Company will not, except as authorized under applicable Sanctions (as defined below), directly or indirectly use the proceeds of the offering of the Subscribed Shares hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity in violation of Sanctions (A) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Bureau of Industry and Security of the U.S. Department of Commerce or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person,” the European Union or any of its member states, His Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”) or (B) in any other manner that will result in a violation by any person (including any person participating in the Transactions, whether as underwriter, advisor, investor or otherwise) of Sanctions. Neither the Company nor any of its Subsidiaries is a Person that is, or is owned or controlled by a Person such that it is, the subject or target of Sanctions that prohibit the transactions contemplated hereby.

(aa) No Side Agreements. Except for the Transaction Documents and arrangements disclosed to Subscriber in writing at signing, neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement relating to the PIPE Investment that provides any investor with preferential equity economics subject to Section 9(c) and not disclosed as required thereby.

(bb) Absence of Changes. Since the date of the most recent consolidated balance sheet included in the Company SEC Documents through the date of this Subscription Agreement, no Company Material Adverse Effect has occurred.

7. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a) Subscriber (i) is duly established and validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of incorporation, and (ii) has the requisite organizational or trust power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement (including the transactions contemplated herein) has been duly authorized and validly executed and delivered by Subscriber and does not and will not contravene any provision of Subscriber’s organizational documents or, subject to receipt of the approvals and expiration or termination of waiting periods contemplated by Sections 9(f) and 9(l) before the applicable action is taken, any applicable law or any material contractual restriction binding on Subscriber or its assets, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and by the availability of specific performance, injunctive relief and other equitable remedies, whether considered at law or equity.

(c) Assuming the accuracy of the representations and warranties of the Company in this Subscription Agreement and receipt of the approvals and expiration or termination of waiting periods contemplated by Sections 9(f) and 9(l) before the applicable action is taken, the execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and performance by Subscriber of its obligations under this Subscription Agreement (including the compliance by Subscriber with all of the provisions of this Subscription Agreement) and the consummation of the transactions contemplated herein do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (or an event which, with or without notice or lapse of time or both, would become a default), or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any material indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, (ii) the organizational documents of Subscriber, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Annex A, and (ii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto and such information provided is accurate and complete). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

(e) Except for the filings and approvals contemplated by Section 9(l), Subscriber is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement, and Subscriber is not aware of any fact or circumstances that would cause any such consent, waiver, authorization or order not to be obtained prior to the Closing Date.

(f) Subscriber understands that the Preferred Shares are non-voting preferred stock of the Company and that, unless and until converted into Common Stock, Subscriber may not have the ability to affect the outcome of corporate actions via its ownership of the Subscribed Shares. This acknowledgement does not limit any consent, designation, contractual or statutory right of Subscriber.

(g) Subscriber understands that the Subscribed Shares are being offered by the Company in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares issued by the Company may not be offered, sold or otherwise transferred by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, Rule 144 or a private resale pursuant to the so-called “Section 4(a)(1 1⁄2)”), (iii) for the avoidance of doubt, any pledge of the Subscribed Shares to a lender under a margin loan or other financing such as a broker lien over account property generally or (iv) as otherwise permitted by this Subscription Agreement and, in each case of clauses (i) through (iv), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares. Subscriber acknowledges and agrees that, at the time of issuance by the Company, the certificate or book entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:

THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES THAT THIS SECURITY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO CVR ENERGY, INC., IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

(h) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company or any of its Affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than the representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement, the Certificate of Designations, the other Transaction Documents to which Subscriber or its Affiliates is a party or an express beneficiary, and any certificate delivered to Subscriber pursuant thereto. Subscriber acknowledges that no representation or warranty is made as to the accuracy or attainability of projections, forecasts, estimates, budgets or prospective information, or the future performance of the Company or the acquired businesses. Nothing herein limits a claim for actual fraud in any such express representation or warranty.

(i) Subscriber’s acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of ERISA, section 4975 of the Code, or any applicable similar law.

(j) Subscriber is not (i) a person or entity named on any sanctions list maintained by (A) the U.S. Department of the Treasury’s Office of Foreign Assets Control, including the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, (B) the European Union, (C) the United Nations Security Council, (D) the government of the United Kingdom, including His Majesty’s Treasury, or (E) any individual European Union member state (clauses (A) through (E), collectively, “Sanctions Bodies”), (ii) fifty percent (50%) or more owned or controlled by, or acting on behalf of, a person, that is named on any sanctions list maintained by any Sanctions Bodies, (iii) operating, organized, resident in any jurisdiction subject to comprehensive territory-wide sanctions administered by any Sanctions Bodies, currently Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, the Crimea region of Ukraine (each a “Sanctioned Country”), (iv) the government of a Sanctioned Country or the Government of Venezuela or (v) otherwise the target of sanctions administered by any Sanctions Bodies.

(k) If Subscriber is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 5(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (together with the ERISA Plans, the “Plans”), then Subscriber represents and warrants that none of the Company or any of its Affiliates (the “Transaction Parties”) has provided investment advice or has otherwise acted as the applicable Plan’s fiduciary with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with Subscriber’s investment in the Subscribed Shares.

(l) In making its decision to purchase the Subscribed Shares, Subscriber has relied upon its independent investigation and the express representations, warranties, covenants and agreements preserved by Section 7(h). Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares.

(m) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber, on the one hand, and the Company or its representatives or Affiliates, on the other hand, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or its representatives or Affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Subscribed Shares (i) were not offered to it in any form of general solicitation or general advertising, including methods described in Rule 502(c) of Regulation D under the Securities Act, and (ii) are not being offered to it in a manner involving a public offering under, or, to its knowledge, in a distribution in violation of, the Securities Act or any other applicable securities laws.

(n) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber is a sophisticated investor, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that none of the Company or any of its agents or Affiliates have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement. This acknowledgement does not limit the express representations and warranties and other obligations preserved by Section 7(h).

(o) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(p) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares, or otherwise made any findings or determination as to the fairness of this investment.

(q) Subscriber has, and will have through Closing, sufficient cash, available lines of credit or other immediately available funds to fund the full Purchase Price and perform its other obligations hereunder. Subscriber acknowledges that its obligations are not subject to any financing, syndication, internal investment or executive-committee approval, additional due diligence or HSR clearance for conversion of the Preferred Shares.

(r) Neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Subscribed Shares nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein or otherwise limit the express rights preserved by Section 7(h).

(s) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the purchase of the Subscribed Shares by Subscriber.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, if, prior to Closing, the Purchase Agreement is terminated in accordance with its terms; provided, no such termination shall relieve any party from liability for such party’s actual fraud or willful breach of any covenant or obligation contained in this Subscription Agreement prior to its termination. Nothing in this Section 8 limits Subscriber’s closing conditions, termination rights or rights to specific performance or other relief under Section 12(k). Except as set forth in this Section 8, this Subscription Agreement may be terminated only prior to Closing and only (i) by an instrument in writing, signed by each of the parties hereto and, solely to the extent required under Section 12(j), MPC, (ii) by Subscriber upon written notice to the Company in the event that the Closing shall not have occurred on or before the “Outside Date” specified in the Purchase Agreement as in effect on the date hereof, as extended only pursuant to Section 8.17(b) or Section 9.5(d) thereof as in effect on the date hereof (the “Outside Date”), or (iii) by either the Company or Subscriber if a Governmental Authority of competent jurisdiction shall permanently enjoin the consummation of the PIPE Investment or the Transactions and such injunction shall be final and non-appealable. No party may terminate under clause (iii) if its material breach is the principal cause of the event giving rise to that termination right, and Subscriber may not terminate under clause (ii) if its material breach is the principal cause of the failure to close by the Outside Date. Sections 4(a) (as to return of funds), 9(i), 9(o), 11 (as to surviving claims) and 12 shall survive termination. Termination shall not affect rights under any other Transaction Document, which shall be governed by their respective terms.

9. Certain Covenants.

(a) [Reserved]

(b) [Reserved]

(c) The Base Subscription Price determined pursuant to Section 2(a) before giving effect to the Delay Adjustment Amount shall be no higher than the effective net price per share paid, on an as-converted-to-Common Stock basis, by the IEP Holders or other investors in the equity financing for the Transactions or other common equity financings by the Company between the date hereof and the earlier of the Acquisition Closing and termination of the Purchase Agreement in accordance with its terms, in each case pursuant to arrangements entered into on or before such earlier date in connection with any such financing, after taking account of backstop fees (but excluding the previously disclosed commitment fee payable to IEP in connection with IEP’s commitment to finance a portion of the Transaction), discounts, rebates and other equity-related consideration. Such protections shall not apply to unrelated equity financings arranged after the Acquisition Closing or such earlier termination of the Purchase Agreement. The preferred equity issued to the IEP Holders in connection with their financing of the Transactions (the “IEP Acquisition Financing”) shall rank pari passu with the Preferred Shares, subject to Section 9(d). The preferred equity issued to the IEP Holders in the IEP Acquisition Financing shall not have more favorable economic terms, rights or benefits attaching to that preferred equity than the Preferred Shares without Subscriber’s prior written consent, except for the conversion mechanics expressly contemplated by Section 9(d). This Section 9(c) shall not require parity in, or consent to, governance, board-designation, registration or other arrangements with IEP as set forth in the IEP Investment Documents or arising from its existing or continuing ownership position, provided that such arrangements do not confer undisclosed preferential equity economics in contravention of the first sentence of this clause. The Company shall not amend the IEP preferred equity to circumvent the foregoing. The Base Subscription Price, Subscription Price and Equity Position shall be adjusted at Closing to give effect to the first sentence, without increasing the Purchase Price, to the extent applicable. The first sentence shall not apply to an issuance or purchasers in a Permitted Public Offering or ordinary-course grants, awards and issuances under Company equity compensation plans for employees, directors or consultants, but those exceptions shall not apply to preferential fees or other economic benefits granted to an IEP Holder or any other investor in connection with a Permitted Public Offering. The Company shall deliver to Subscriber on the date hereof copies of all agreements, side letters, fee arrangements and other arrangements between the Company or any of its Subsidiaries and IEP or any of its Affiliates relating to IEP’s Acquisition equity financing or executed in connection with the announcement of the Transactions, all pending transactions between the Company or its Subsidiaries and IEP or its Affiliates proposed to occur before Closing, and all agreements and arrangements relating to any other equity issuances by the Company before Closing. From the date hereof until the earlier of the Acquisition Closing and termination of this Subscription Agreement, the Company shall promptly notify Subscriber of, and provide copies of, any proposed new such arrangement or amendment, supplement, waiver or replacement of any such arrangement before agreeing to or effecting it. From and after Closing, the Company shall promptly notify Subscriber of, and provide copies of, any proposed amendment, supplement, waiver, replacement or other arrangement relating to a financing covered by this Section 9(c) before agreeing to or effecting it. The Company shall promptly provide copies of the executed documents for each arrangement or modification required to be disclosed under this Section 9(c).

(d) The Company shall reserve sufficient issuance capacity under NYSE rules for the issuance of the Subscribed Shares and conversion of the Preferred Shares without stockholder approval, including shares attributable to the Delay Adjustment Amount, accrued or capitalized dividends and other adjustments under the Certificate of Designations. Before Closing, the Company shall obtain and deliver to Subscriber written confirmation of such treatment from the NYSE. The IEP Holders’ securities shall bear any stockholder-approval and Schedule 14C conditions applicable to their issuance or conversion and necessary to preserve that capacity. The IEP Investment Documents shall provide that, following issuance of any Common Shares pursuant to Section 2(b)(iii) or conversion of any Preferred Shares, any preferred equity of the IEP Holders outstanding pending satisfaction of those stockholder-approval or Schedule 14C conditions shall participate in liquidation solely on an as-converted-to-Common Stock basis, without any liquidation preference. The Company shall not issue or permit conversion of other securities, or waive those conditions, in a manner that impairs Subscriber’s issuance or conversion rights. If approval is required for Common Shares issuable upon exercise of Subscriber’s preemptive rights, the Company shall, at Subscriber’s reasonable written request, include those issuances in any stockholder approval and Schedule 14C process undertaken for the IEP Holders’ securities and use reasonable best efforts to obtain that approval promptly. The Company shall afford Subscriber and its counsel a reasonable opportunity to review and comment on related NYSE submissions, the information statement and responses to Commission comments insofar as they relate to Subscriber or its securities, and shall consider such comments in good faith. Such approval shall not delay any issuance or conversion otherwise permitted.

(e) Notwithstanding anything to the contrary contained in this Subscription Agreement, during the period commencing on the date of this Subscription Agreement and ending on the earliest of the Acquisition Closing, valid termination of this Subscription Agreement and termination of the Purchase Agreement in accordance with its terms, the Company (including its Controlled Affiliates and Subsidiaries) shall not, without the prior written consent of Subscriber (provided that the restrictions in this Section 9(e) shall not apply to actions taken by or on behalf of CVR Partners, LP or its Subsidiaries in the conduct of their respective businesses, except for transactions with IEP or its Affiliates (other than the Company and its Subsidiaries) under clause (v) below, but shall continue to apply to actions taken by the Company or its other Controlled Affiliates or Subsidiaries for their own account, including any sale, transfer or pledge of their interests in, or guarantee of indebtedness of, CVR Partners, LP or its Subsidiaries):

(i) amend the Company’s organizational documents in a manner materially adverse to the rights, preferences or privileges of the Preferred Shares or Subscriber’s rights under the Transaction Documents;

(ii) consummate a merger or consolidation involving the Company, or a liquidation or dissolution of the Company, that would prevent or materially impair the PIPE Investment or materially adversely affect Subscriber’s rights under the Transaction Documents, other than the Transactions;

(iii) issue, redeem, repurchase or exchange any securities of the Company, other than (w) as contemplated by the Transaction Documents or consistent with the Capital Plan, (x) ordinary-course grants, awards and issuances under any Company equity compensation plan for employees, directors or consultants (a “CVR Compensation Plan”), (y) issuances upon conversion, exercise or settlement of securities or awards outstanding on the date hereof or issued or granted as permitted hereby, and (z) transactions solely among the Company and its wholly owned Subsidiaries that do not materially adversely affect Subscriber’s rights under the Transaction Documents;

(iv) authorize, issue or reclassify any (x) equity securities of the Company ranking on parity with or senior to the Preferred Shares or senior to the Common Stock, including as to dividends, liquidation or redemption; provided that the Company shall be permitted to increase in the authorized number of Preferred Shares to the extent necessary to issue Preferred Shares in satisfaction of the Delay Adjustment Amount or any credit under Section 2(b) or (y) debt securities of the Company convertible into any of the foregoing (other than in the case of clauses (x) and (y), the Preferred Shares, the preferred stock contemplated by the IEP Investment Documents and issuances expressly permitted by the Capital Plan);

(v) effect, approve or enter into a Restricted Transaction;

(vi) incur funded indebtedness in an aggregate principal amount exceeding $100,000,000 inconsistent with the Capital Plan, other than ordinary-course borrowings under the existing ABL facility for working capital purposes, ordinary-course debt unrelated to the Transactions, and indebtedness solely among the Company and its wholly owned Subsidiaries; or

authorize, agree or commit to do any of the foregoing.

(f) The Company and the Subscriber shall, and shall cause their respective Subsidiaries to, perform their respective obligations under the Transaction Documents and use reasonable best efforts to consummate the transactions contemplated thereby in accordance with their terms. Each of the Company and Subscriber shall use its respective reasonable best efforts to obtain all approvals and consents contemplated by or necessary to consummate the transactions contemplated by this Subscription Agreement or the other Transaction Documents to which it or its Affiliates is a party. Each of the Company and Subscriber agrees to execute and deliver all such documents or instruments, to take all appropriate action and to do all other things reasonably necessary, proper or advisable under applicable laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Subscription Agreement. Notwithstanding anything to the contrary herein, in obtaining antitrust clearance for the issuance of Common Shares to Subscriber or conversion of the Preferred Shares, neither Subscriber nor any of its Affiliates shall be required to divest or hold separate assets, restrict its businesses or commercial arrangements, relinquish any material investment or governance right or commence litigation against a Governmental Authority. Failure to obtain such clearance shall not excuse Subscriber from funding the Purchase Price at Closing in accordance with this Subscription Agreement, and any unconverted Preferred Shares shall remain outstanding in accordance with the Certificate of Designations. No voluntary foreign-investment filing is required by this Subscription Agreement and the parties shall cooperate in responding to any legally required filing or Governmental Authority inquiry, subject to the foregoing limitations.

(g) The Company shall use the proceeds from the sale of the Preferred Shares solely as provided in Section 2(d).

(h) Except as expressly permitted by the Capital Plan, until the earliest of the Acquisition Closing, valid termination of this Subscription Agreement and termination of the Purchase Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries not to, amend, supplement, waive or otherwise modify the Purchase Agreement, the Debt Commitment Letter or the IEP Investment Documents in a manner materially adverse to Subscriber without Subscriber’s prior written consent (not to be unreasonably withheld, conditioned or delayed). No provision hereof requires consent to an extension expressly contemplated by Section 9.5(d) of the Purchase Agreement as in effect at signing. Subscriber shall use reasonable efforts to respond within five (5) Business Days after receiving a proposed modification and reasonable supporting information. The Company shall promptly provide copies of material amendments, waivers and notices of termination or material funding shortfalls relating to such documents, subject to customary redaction of debt pricing and other commercially sensitive terms not affecting compliance with the Capital Plan.

(i) Each of the parties to this Subscription Agreement will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under the Transaction Documents.

(j) The Company shall not adopt, amend, maintain or apply a shareholder rights plan, “poison pill” or any other similar plan or arrangement that will result in a “flip-in event,” “a triggering event” or for a Person to be deemed an “Acquiring Person” (as such terms are customarily defined in rights plans) solely by reason of (i) the issuance by the Company to Subscriber or its permitted transferees of the Subscribed Shares (including any shares issued on conversion, as dividends or under pre-emptive rights) in accordance with the terms of the Transaction Documents or (ii) Subscriber’s or its permitted transferees’ ownership, conversion, permitted transfer or pledge of the Subscribed Shares (including any shares issued on conversion, as dividends or under pre-emptive rights). The Company shall obtain and maintain any necessary exemption under any existing shareholder rights plan or similar arrangement. While Subscriber or its permitted transferees hold any Preferred Shares or Common Shares issued upon conversion thereof, the Company shall not amend or repeal Section 11.1 of its Certificate of Incorporation, or otherwise elect to become subject to Section 203 of the DGCL, without Subscriber’s prior written consent.

(k) The Company shall promptly submit all necessary applications to cause the Common Shares issuable pursuant to Section 2(b)(iii) or upon conversion of the Preferred Shares, including shares attributable to accrued or capitalized dividends and adjustments under the Certificate of Designations, to be approved for listing on the NYSE before Closing, subject only to official notice of issuance. The Company shall obtain any additional listing approval before issuance of the relevant Common Shares and shall pay the related fees. The Company shall at all times reserve sufficient authorized and unissued Common Stock for issuance pursuant to Section 2(b)(iii) or upon conversion and use reasonable best efforts to maintain the listing and Exchange Act registration of the Common Stock while Subscriber holds Subscribed Shares, except in a transaction permitted by the Transaction Documents that preserves or satisfies Subscriber’s rights.

(l) With respect to the issuance of Common Shares pursuant to Section 2(b)(iii) and conversion of the Preferred Shares into Common Shares, the Company and Subscriber (i) shall promptly file or cause to be filed, (x) as promptly as practicable and in any event within ten (10) Business Days after the date hereof, the Notification and Report Form filings under the HSR Act in respect of Subscriber’s acquisition of Common Shares pursuant to Section 2(b)(iii) or upon conversion of the Preferred Shares, including shares attributable to the Delay Adjustment Amount and other adjustments and (y) as promptly as reasonably practicable, all required filings under other applicable antitrust laws that the Company or Subscriber reasonably determines in good faith to be necessary or appropriate to effect the transactions contemplated by this Subscription Agreement including, but not limited to, the conversion of Preferred Shares into Common Shares, (ii) shall consult and cooperate with each other in the preparation of such filings, and (iii) shall promptly inform the other parties of any material communication received by such party from any Governmental Authority regarding the transactions contemplated by this Subscription Agreement and shall enable the other party to participate in any communications and meetings with any Governmental Authority regarding the transactions contemplated by this Subscription Agreement unless prohibited by the Governmental Authority. Subscriber shall cause its Affiliates to cooperate and promptly provide all information required for their filings. The parties shall use reasonable best efforts to obtain clearance promptly, pursue the filings for the PIPE Investment separately from those for the Transactions, cooperate in maintaining effective clearance through the applicable issuance or conversion and make any supplemental or renewed filing needed to maintain that clearance promptly. Neither party shall voluntarily withdraw a filing, agree to extend a waiting period or enter into a timing agreement affecting the PIPE Investment without the other party’s prior written consent, not to be unreasonably withheld, conditioned or delayed. The Company shall, both before and after the Closing, promptly provide, and shall cause its Subsidiaries to provide, information and assistance reasonably requested for Subscriber’s filings, including information concerning the Transactions, and shall use reasonable best efforts to obtain any necessary information and assistance from MPC and the other sellers. Cooperation is subject to appropriate confidentiality and outside-counsel-only arrangements for competitively sensitive information and the limitations in Section 9(f). The Company shall also make, or cause the applicable Purchaser to make, the HSR filings for the Transactions under the Purchase Agreement as promptly as practicable and in any event within ten (10) Business Days after the date hereof, unless previously filed.

(m) The Company, at its sole cost and expense, shall remove the legend described in Section 7(g) (or instruct its transfer agent to so remove such legend) from the book-entry account evidencing the Preferred Shares or the Common Shares (for purposes of Sections 9(m) and 9(n), the “Shares”) if (i) such Shares are sold pursuant to an effective registration statement under the Securities Act, (ii) such Shares are sold or transferred pursuant to Rule 144, or (iii) such Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner of sale restrictions.

(n) In connection with a sale of the Shares by Subscriber in reliance on Rule 144, Subscriber or its broker shall deliver to the transfer agent and the Company a customary representation letter providing to the transfer agent and the Company any information necessary to determine that the sale of the Shares is made in compliance with Rule 144, including, only if the sales rely on non-Affiliate status, a certification that Subscriber is not an Affiliate of the Company and regarding the length of time the Shares have been held. Upon receipt of such representation letter, the Company shall promptly direct its transfer agent to remove the legend referred to in Section 7(g) from the appropriate book-entry accounts maintained by the transfer agent, and the Company shall bear all direct costs and expenses associated therewith. When Subscriber or its permitted assigns satisfy all applicable conditions for sale under Rule 144 without volume or manner-of-sale limitations or a current public information requirement, if the book-entry account for such Shares still bears the restrictive legend referred to in Section 7(g), the Company agrees, upon the request of Subscriber or its permitted assignees, to take all steps necessary to promptly effect the removal of the legend described in Section 7(g) from the Shares, and the Company shall bear all direct costs and expenses associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as Subscriber or its permitted assigns provide to the Company any information the Company deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including a certification that the holder is not an Affiliate of the Company (and a covenant to inform the Company if it should thereafter become an Affiliate and to consent to the notation of an appropriate restrictive legend) and regarding the length of time the Shares have been held. The Company shall cooperate with Subscriber to effect the removal of the legend referred to in Section 7(g) at any time such legend is no longer appropriate.

(o) The Company shall not, and shall cause its Subsidiaries not to, amend, waive or knowingly take action principally intended to circumvent Subscriber’s rights under any Transaction Document, or enter into any agreement that prohibits or materially impairs its performance of those rights, without Subscriber’s prior written consent. Any successor to the Company in a merger, reorganization or sale of all or substantially all of its assets shall assume in writing the Company’s continuing obligations to Subscriber, unless those obligations have been fully satisfied in accordance with their terms. Conversion, redemption or transfer of Subscribed Shares shall not extinguish accrued claims or continuing rights under this Subscription Agreement or another Transaction Document.

(p) At or before Closing, the Company shall cause the Board to adopt resolutions expressly renouncing, to the fullest extent permitted by applicable law, any interest or expectancy of the Company in opportunities relating to commodities trading, supply, offtake, transportation, storage, refining, financing and related investments presented to Subscriber, its Affiliates (other than, for the avoidance of doubt, the Company and its Subsidiaries) or their respective directors, officers, employees, partners, members or agents, including any Subscriber Designee or Subscriber-designated board observer (collectively, the “Covered Persons”). The renunciation shall provide that no Covered Person has a duty to offer such opportunities to the Company or incurs liability to the Company solely by reason of pursuing, acquiring or directing such opportunities to another Person. The Company shall cause its Subsidiaries to take corresponding action necessary to give effect to the renunciation as to their own opportunities, to the extent permitted by applicable law. The Company shall not, and shall cause its Subsidiaries not to, revoke or adversely amend these protections without Subscriber’s prior written consent while Subscriber or any of its Controlled Affiliates holds any Subscribed Shares or a Subscriber Designee or Subscriber-designated board observer serves. Any subsequent revocation or amendment shall not affect matters occurring before it takes effect.

(q) To the extent an exemption is available under Rule 16b-3 under the Exchange Act, the Company shall cause the Board, or a committee consisting solely of at least two non-employee directors within the meaning of that rule, to approve in advance, for purposes of Rule 16b-3(d) or Rule 16b-3(e), as applicable, acquisitions and dispositions by Subscriber, its applicable Affiliates and any Subscriber Designee under the Transaction Documents, including the initial investment, conversion, dividends, adjustments, preemptive rights, redemptions and repurchases. Such approvals shall expressly cover Subscriber and its applicable Affiliates to the extent deemed directors by deputization. The Company shall deliver copies of the resolutions within two (2) Business Days after adoption. In connection with a merger, consolidation or similar transaction, the Company shall obtain corresponding advance approvals from the successor issuer for the covered persons to the same extent it obtains such approvals for its own directors or officers. The Company shall cooperate reasonably with Subscriber and its counsel in determining the approvals needed in light of the actual board representation or observer arrangements.

(r) Capital Plan. From the date hereof until the earliest of the Acquisition Closing, valid termination of this Subscription Agreement and termination of the Purchase Agreement in accordance with its terms, the Company shall comply, and shall cause its Subsidiaries to comply, with the Capital Plan, subject to its express exceptions and permitted substitutions and flex. During that period, the Company shall use reasonable best efforts to maintain financing commitments sufficient, together with the Purchase Price and committed Company cash, to consummate the Transactions through the Outside Date. No separate consent is required for a broadly marketed, bank-underwritten public offering of Common Stock at a discount to the then-market price not exceeding 15% of the Closing Price for the Common Stock on the day immediately preceding such offering, with aggregate gross proceeds of all such offerings, including underwriters’ options, not exceeding IEP’s $500,000,000 equity commitment at signing plus $250,000,000, the net proceeds of which are used first to reduce or replace that commitment or repay capital funded thereunder, dollar for dollar and without double counting, and thereafter solely for Transaction-related fees and expenses specified in the Capital Plan or to reduce Transaction-related debt, including the closing-date ABL draw (a “Permitted Public Offering”). Ordinary-course grants, awards and issuances under any CVR Compensation Plan and ordinary-course debt unrelated to the Transactions are excepted from the Capital Plan and the related representations, covenants and closing conditions, and the debt basket under Section 9(e)(vi) is permitted. Other common equity issuances by the Company before the Acquisition Closing remain subject to the Capital Plan and Section 9(c) and Section 9(s), and to preemptive rights only to the extent expressly provided in the Investor Rights Agreement. Following Closing, this Section 9(r) shall not impose a consent right over equity issuances, borrowings, refinancings or other corporate actions; provided that any replacement of the Bridge Facility with Permanent Financing shall comply with the agreed aggregate amount, ranking, lien-priority and flex parameters in the Capital Plan, giving effect to concurrent repayments and excluding ordinary-course borrowings unrelated to the Transactions. No continuing consent right shall apply after the Bridge Facility has been repaid or replaced in full. Nothing herein enlarges Subscriber’s preemptive rights or the rights attaching to the Preferred Shares.

(s) Competitors. Without Subscriber’s prior written consent, before the Acquisition Closing, the Company shall not, and shall cause its Subsidiaries not to, permit any Person listed in Exhibit F to participate, directly or indirectly, in any equity financing by the Company, including under the Capital Plan or in any Permitted Public Offering, or in any private placement, syndication or transfer of the IEP Holders’ equity commitment for the Transactions or shares acquired pursuant to that commitment.

(t) Disclosure and Cleansing. The Company shall publicly disclose the material terms of the PIPE Investment within the time required by applicable Law and shall afford Subscriber a reasonable opportunity to review disclosure identifying Subscriber or its investment, without delaying a required filing or announcement. Subscriber shall keep confidential, and shall cause its Affiliates and representatives to keep confidential, all nonpublic information received in connection with the Transaction Documents, subject to the applicable confidentiality agreement. Information provided to a Subscriber Designee or board observer shall be governed by the applicable confidentiality agreement, Company policies and applicable Law. Except for disclosures required by Law or an express written cleansing agreement separately agreed by the Company, the Company shall have no obligation to disclose material nonpublic information at Subscriber’s request or to facilitate a sale or hedge. Subscriber shall comply with applicable securities Laws and the confidentiality and information-barrier arrangements under the Investor Rights Agreement. Nothing herein permits Subscriber to withhold funding or performance of its obligations or requires the Company to disclose privileged or competitively sensitive information outside appropriate protections.

10. [Reserved.]

11. Indemnification.

(a) The Company shall indemnify and hold harmless Subscriber, its permitted transferees and their respective directors, officers, employees and Affiliates from and against losses, liabilities, damages and reasonable out-of-pocket costs and expenses (including reasonable legal fees) arising from (i) any breach of a representation or warranty of the Company in this Subscription Agreement, or (ii) any breach by the Company of a covenant or obligation under this Subscription Agreement. Claims for breach of a representation or warranty must be notified in reasonable detail before expiration of its applicable survival period under Section 12(d); a timely notified claim survives until finally resolved. The aggregate liability for breaches of representations and warranties, other than those identified as fundamental in Section 12(d) or actual fraud, shall not exceed the Purchase Price. No basket or deductible applies. The indemnified party shall take commercially reasonable steps to mitigate recoverable losses, and recovery shall be reduced by insurance or third-party recoveries actually received in respect of the same loss, net of reasonable recovery costs. There shall be no duplicate recovery under this or another Transaction Document.

(b) For a third-party claim, the indemnified party shall give prompt written notice, but delay shall relieve the Company only to the extent materially prejudiced. The Company may assume the defense with counsel reasonably acceptable to the indemnified party if it acknowledges its indemnity obligation in writing; the indemnified party may participate at its own expense, except that the Company shall pay reasonable separate counsel fees where a material conflict exists or the claim seeks material nonmonetary relief against the indemnified party. The Company shall not settle without the indemnified party’s written consent unless the settlement provides a full unconditional release, imposes no admission or nonmonetary obligation, and is paid entirely by the Company. If the Company does not diligently defend, the indemnified party may do so at the Company’s expense. This Section 11 does not make indemnification an exclusive remedy or limit equitable relief, actual fraud claims or separate rights under another Transaction Document.

(c) Following the Closing, except in the case of actual fraud, indemnification pursuant to this Section 11 shall be the sole and exclusive monetary remedy of Subscriber and the other indemnified Persons against the Company for any breach of any representation, warranty, covenant or agreement contained in this Subscription Agreement or any certificate delivered pursuant hereto, regardless of the form of action or theory of liability, whether in contract, tort or otherwise. Nothing herein shall limit the right to seek specific performance or other equitable relief or any express rights under another Transaction Document, subject in each case to the applicable limitations therein and no duplicative recovery.

12. Miscellaneous.

(a) All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties hereto (or MPC) to one or more of the other parties hereto (or MPC) shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m., New York City time, and such day is a Business Day (or otherwise on the next succeeding Business Day) if (i) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by email. Email shall be deemed received when transmitted if the sender does not receive a notice of delivery failure. Such communications shall be sent to the respective parties hereto at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 12(a):

If to the Company, to:

CVR Energy, Inc.

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

Attention: Melissa Buhrig

Email: ***; ***

with copies to (which shall not constitute notice):

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attention: JD DeSantis; Joshua Apfelroth; Louis Rambo

Email: ***; ***; ***

If to Subscriber, to:

Trafigura US Holdings, Inc.

845 Texas Avenue, Suite 3600

Houston, TX 77002

Attention: General Counsel

Email: ***

with copies to (which shall not constitute notice):

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Attention: Travis Wofford, Joseph Halloum, Carina Antweil

Email: ***; ***; ***

(b) Costs and expenses shall be borne and reimbursed in accordance with Section 9(i).

(c) Except as expressly permitted by this Section 12(c), neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder may be directly or indirectly transferred, conveyed or assigned, in whole or in part, without the prior written consent of each party hereto and, solely to the extent required under Section 12(j), MPC. Notwithstanding the foregoing, Subscriber may assign rights and delegate obligations to a Controlled Affiliate that agrees in writing to be bound hereby, provided that Subscriber remains liable for its funding obligation and such Affiliate’s performance, and may pledge or transfer Subscribed Shares and assign associated rights as expressly permitted by the Investor Rights Agreement. A permitted transfer of securities alone is not an assignment of Subscriber’s funding obligation.

(d) The representations and warranties in this Subscription Agreement and certificates delivered pursuant hereto shall terminate at Closing and shall not survive; provided that Sections 6(a) (solely as to the Company’s organization, existence and power), 6(b)(i) through (vii), 6(aa), 7(a), 7(b) and 7(q) (the “fundamental representations”) shall survive for twelve (12) months after Closing. No claim for breach of a representation or warranty may be brought after its applicable survival period, except a claim notified in reasonable detail before expiration shall survive until finally resolved. Covenants shall survive for their stated duration or, if none is stated, until fully performed. Nothing herein limits liability for actual common law fraud in an express representation or warranty herein, committed with actual knowledge of falsity and intent to deceive and justifiable reliance, excluding constructive or equitable fraud, negligent misrepresentation or imputed knowledge (“actual fraud”). In no event shall either party’s aggregate monetary liability under this Subscription Agreement exceed the Purchase Price, except for that party’s actual fraud. Neither party shall be liable for punitive damages (other than amounts paid to an unaffiliated third party), speculative damages or duplicate recoveries. No representation, warranty or covenant is made by IEP or any other nonparty under this Subscription Agreement, and Section 12(p) shall apply. No provision of this Section 12(d) limits Subscriber’s obligation to fund the full Purchase Price or either party’s right to specific performance in accordance with Section 12(k).

(e) This Subscription Agreement may not be amended or modified except by an instrument in writing, signed by each of the parties hereto and, solely to the extent required under Section 12(j), MPC. Each of Subscriber and the Company hereby agrees MPC shall be an express and intended third-party beneficiary of this Section 12(e) until the earliest of Closing, termination of the Purchase Agreement or consummation of the Transactions. No waiver is effective unless in writing by the party against whom it is asserted, and no waiver of one breach is a waiver of another. No vote or consent of other investors, including any series vote under the Certificate of Designations, may amend or waive Subscriber’s rights under this Subscription Agreement without Subscriber’s written consent.

(f) This Subscription Agreement, the Certificate of Designations and the other Transaction Documents to which Subscriber is a party constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters. Except as expressly provided herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, MPC solely as expressly provided in Section 12(j), the indemnified persons under Section 11 and Article III of the Investor Rights Agreement, and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

(g) This Subscription Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(h) The provisions of this Subscription Agreement shall be deemed severable, and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Subscription Agreement. If any provision of this Subscription Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (x) a suitable and equitable provision to be negotiated by the parties hereto, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (y) the remainder of this Subscription Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

(i) This Subscription Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Subscription Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Subscription Agreement.

(j) Subject to the express exceptions in Section 12(p), this Subscription Agreement may only be enforced against, and any legal proceeding, claim, obligation, liability or cause of action (whether in contract, in tort, at law, in equity or otherwise) based upon, arising out of, or related to this Subscription Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein or therein with respect to such party; provided, however, that, only before the earliest of Closing, valid termination of this Subscription Agreement, termination of the Purchase Agreement or consummation of the Transactions, MPC shall be an express and intended third-party beneficiary solely of the Company’s right to enforce Subscriber’s obligation to fund the Purchase Price pursuant to Section 4, subject to satisfaction or waiver by Subscriber of all conditions in Section 3(a) and the Company’s concurrent performance. MPC’s consent to an amendment, assignment or consensual termination is required only during that period and only if it would materially and adversely affect that limited right. MPC shall have no greater rights than the Company, no right to enforce Subscriber’s post-Closing obligations and no right to prevent Subscriber from exercising an express termination right. Nothing in this Subscription Agreement creates an independent equity commitment or guaranty, eliminates any condition to funding, permits duplicate recovery, or permits recovery of a funding shortfall in excess of the Purchase Price. This Section 12(j) controls every reference herein to MPC’s beneficiary, consent or enforcement rights.

(k) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. Subject to Section 12(j), MPC shall have the right to specific performance to cause the Company to enforce specifically the terms and provisions of this Subscription Agreement and to obtain such injunction or injunctions, without necessity of the requesting party or MPC posting a bond or other form of security. In the event that any proceeding should be brought in equity by either party to enforce the provisions of this Subscription Agreement or by MPC to cause the Company to so enforce such provisions, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law. MPC shall be an express and intended third-party beneficiary of, and shall be entitled to enforce, such waiver, solely to the extent and for the period provided in Section 12(j).

(l) This Subscription Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the state of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

(m) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS SUBSCRIPTION AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS SUBSCRIPTION AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES HERETO WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12(m).

(n) Each of the parties hereto agrees that: (i) it shall bring any proceeding in connection with, arising out of or otherwise relating to this Subscription Agreement, any instrument or other document delivered pursuant to this Subscription Agreement or the transactions contemplated hereby exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Litigation Division); provided that if subject matter jurisdiction over the matter that is the subject of the proceeding is vested exclusively in the United States federal courts, such proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (D) mailing of process or other papers in connection with any such proceeding in the manner provided in Section 12(a) or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 12(n) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(o) Until Closing or valid termination of this Subscription Agreement, the Subscriber covenants and agrees that it will not sell, pledge, assign, transfer, dispose of or encumber its assets in any manner, or incur any liabilities or obligations, in each case that would or would reasonably be expected to adversely impact its ability to perform its obligations hereunder. Without limiting the generality of the foregoing, the Subscriber covenants and agrees that it will not revoke the Subscription except pursuant to Section 8 or otherwise take any action with the intent or effect of avoiding payment or performance of any obligations hereunder in accordance with the terms of this Subscription Agreement. MPC shall be an express and intended third-party beneficiary of this Section 12(o) solely to the extent and for the period provided in Section 12(j). For purposes of this

Subscription Agreement, a “willful breach” means any intentional and willful material breach, or an intentional and willful failure to perform, in each case that is a consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Subscription Agreement.

(p) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Subscription Agreement), may be made only against (and are expressly limited to) the Company or Subscriber, in each case solely as to its own obligations hereunder. No Person other than the Company or Subscriber, including no member, partner, stockholder, Affiliate or representative thereof, nor any member, partner, stockholder, Affiliate or representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Subscription Agreement or based on, in respect of or by reason of this Subscription Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by law, each of the Company and Subscriber hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person. Without limiting the foregoing, to the maximum extent permitted by law, (i) each of the Company and Subscriber hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Company and Subscriber disclaims any reliance upon any third Person with respect to the performance of this Subscription Agreement or any representation or warranty made in, in connection with or as an inducement to this Subscription Agreement. Notwithstanding the foregoing, nothing in this Section 12(p) releases or limits any Person’s express obligations under another Transaction Document or any liability for that Person’s own actual fraud.

(q) The provisions of this Subscription Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Subscribed Shares, and shall be appropriately adjusted for combinations, stock splits, recapitalizations and the like occurring after the date of this Subscription Agreement, without duplication of any adjustment under Section 2(a) or the Certificate of Designations.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

CVR ENERGY, INC.

By:	/s/ Dane J. Neumann
Name: Dane J. Neumann
Title: President and Chief Executive Officer

Address for Notices:	CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attn: Melissa Buhrig

[Signature Page to Subscription Agreement]

SUBSCRIBER:

Trafigura US Holdings, Inc.

By:	/s/ Robert Kreider
Name: Robert Kreider
Title: Director

By:	/s/ Dereje Tedla
Name: Dereje Tedla
Title: Authorized Representative

Address for Notices:	845 Texas Avenue, Suite 3600
Houston, TX
77002

Subscriber shall pay the Purchase Price, without deduction, setoff or withholding, by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed by Subscriber and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

OR

B.	ACCREDITED INVESTOR STATUS (Please check the box)

☒

Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

AND

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☒	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person.

Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐

Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☒

Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

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Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

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Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

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Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

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Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph; or

☐	Any entity in which all of the equity owners are “accredited investors”.

[Specify which tests: ]

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐	Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000.

For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

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Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

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Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

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Any natural person who is a “knowledgeable employee,” as defined in the Investment Company Act, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

EXHIBIT A

[Certificate of Designations]

CVR ENERGY, INC.

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

SERIES A-1 CONVERTIBLE PREFERRED STOCK

(Par Value $0.01 Per Share)

CVR Energy, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation, dated as of June 15, 2018 (as so amended and as further amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), which authorizes the Board, by resolution, to set forth the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, in one or more series of up to 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the DGCL, the Board duly adopted on [•] the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority granted to and vested in it, the Board hereby creates a new series consisting of [•] shares of Preferred Stock, designated Series A-1 Convertible Preferred Stock, and hereby fixes the powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions of, such series of Preferred Stock as set forth in this certificate of designations (this “Certificate of Designations”):

General; Ranking.

There shall be created from the 50,000,000 shares of Preferred Stock of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock designated as “Series A-1 Convertible Preferred Stock,” par value $0.01 per share (the “Series A-1 Preferred Stock”), and the authorized number of shares of Series A-1 Preferred Stock shall be [•]. For purposes of this Certificate of Designations, “Subscription Agreement” means the Subscription Agreement, dated as of November 2, 2026, between the Corporation and Trafigura US Holdings, Inc., and capitalized terms used but not defined herein have the meanings set forth therein.

Notwithstanding anything to the contrary herein, the shares of Series A-1 Preferred Stock and any shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) issued upon conversion thereof shall be in uncertificated, book-entry form as permitted by the Second Amended and Restated Bylaws of the Corporation (the “Bylaws”) and the DGCL.

The Series A-1 Preferred Stock shall rank pari passu with the Common Stock and any other class or series of stock issued by the Corporation ranking pari passu with the Common Stock with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Corporation. The Series A-1 Preferred Stock shall rank junior to all Senior Securities with respect to both the payment of dividends and the distribution of assets on liquidation, dissolution or winding up. The term “Senior Securities” means any class or series of stock issued by the Corporation ranking senior to the Common Stock with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Corporation.

Dividends.

The holders of the Series A-1 Preferred Stock shall be entitled to receive, with respect to any dividend or distribution of cash, securities or other property declared or made to holders of Common Stock, the amount that such holders of Series A-1 Preferred Stock would have been entitled to receive if the Series A-1 Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Common Stock as provided in Section 5 on the record date for such dividend or distribution, which amounts shall be paid in the same form and at the same time as, and pari passu with, the payment to holders of Common Stock; provided that any delivery of Common Stock shall be subject to Section 5(b) and Section 5(g). A holder’s entitlement as of the applicable record date shall survive conversion before the payment date, without duplication of any corresponding adjustment or payment.

Liquidation.

In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A-1 Preferred Stock shall be entitled to receive the aggregate amount that the holders of Series A-1 Preferred Stock would have been entitled to receive in respect of the Series A-1 Preferred Stock if the Series A-1 Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation (the “As-Converted Amount”), which As-Converted Amount shall be paid pari passu with all holders of Common Stock.

Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, and describing the consideration to be distributed, the valuation of any noncash consideration and the calculation of each holder’s entitlement, shall be given in accordance with Section 13 not less than 15 days prior to any payment date stated therein, to the holders of record of the shares of Series A-1 Preferred Stock. The Corporation shall promptly provide supporting information reasonably requested by a holder.

Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

Voting. Except as otherwise provided in the Certificate of Incorporation or this Certificate of Designations or as expressly required by law, the holders of Series A-1 Preferred Stock shall have no voting rights, including the right to elect any directors, and their consent shall not be required for taking any corporate action. On each matter on which the holders of Series A-1 Preferred Stock are entitled to vote separately as a series, each outstanding share shall have one vote. The Corporation shall provide each holder with the notices and written materials provided to holders of Common Stock in respect of stockholder meetings and actions by written consent at the same time as such materials are provided to the holders of Common Stock. Such delivery shall not confer general voting rights on the Series A-1 Preferred Stock.

Conversion. The Series A-1 Preferred Stock shall be convertible into Common Stock in accordance with the following:

Each share of Series A-1 Preferred Stock shall be convertible, at any time and from time to time, at the option of the holder thereof, into that number of shares of Common Stock (subject to Sections 5(b) and 5(g)) equal to the Conversion Rate in effect on the applicable Conversion Date. The “Conversion Rate” shall initially be one share of Common Stock for each share of Series A-1 Preferred Stock issued at the Closing under the Subscription Agreement (the date of such issuance, the “Issue Date”), subject to adjustment as set forth herein, and each fractional share of Series A-1 Preferred Stock shall be convertible into a proportionate number of shares of Common Stock. Holders shall effect conversions by providing the Corporation with a written notice (a “Notice of Conversion”), specifying the shares to be converted and the account to which the Common Stock is to be credited. The date on which the Corporation receives the Notice of Conversion shall be the “Conversion Date.” Within three (3) Business Days after the Conversion Date, the Corporation shall cause its transfer agent to credit the shares of Common Stock issuable upon conversion to the holder’s or its nominee’s account in uncertificated, book-entry form and update its records to reflect any remaining Series A-1 Preferred Stock. Conversion shall be effective on the Conversion Date, subject to Sections 5(b) and 5(g), notwithstanding any delay in that credit or record update. To the extent that the Beneficial Ownership Limitation contained in Section 5(g) applies to the converting holder, the determination of whether the Series A-1 Preferred Stock is convertible (in relation to other securities owned by such holder together with any Affiliates and Attribution Parties) and of how many shares of Series A-1 Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of a Notice of Conversion shall be deemed to be such holder’s determination of whether the shares of Series A-1 Preferred Stock may be converted (in relation to other securities owned by such holder together with any Affiliates and Attribution Parties) and how many shares of the Series A-1 Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section and the Corporation shall have no obligation to verify or confirm the accuracy of such determination.

HSR Clearance. No share of Series A-1 Preferred Stock shall be convertible into shares of Common Stock until the Corporation and the applicable holder have made the Notification and Report Form filings contemplated by Section 9(l) of the Subscription Agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the waiting period following those filings (and any extension thereof) has expired or been terminated and that expiration or termination remains effective for the conversion, or such filings and waiting period are not required for such conversion under the HSR Act (the “HSR Clearance Condition”). For each share, the “HSR Clearance Date” means the first date on or after its issuance on which the HSR Clearance Condition for conversion of that share is satisfied. Neither stockholder approval nor filing or delivery of an information statement on Schedule 14C is a condition to conversion of the Series A-1 Preferred Stock. Each share of Series A-1 Preferred Stock shall be convertible into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate in effect on the applicable Conversion Date, together with any additional securities, cash, rights or other property deliverable pursuant to Section 5(c), in each case subject to Section 6.

Adjustments to Conversion Rate and Conversion Consideration. If the Corporation at any time or from time to time makes, issues or pays any dividend or other distribution payable on shares of Common Stock in cash, Common Stock, other securities, rights or other property, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then in each such event the Conversion Rate and/or the number, class and amount of securities, cash, rights or other property deliverable upon conversion shall be adjusted, as applicable, to give effect to such event, such that upon any conversion after any such event, a holder of Series A-1 Preferred Stock shall be entitled to receive the securities, cash, rights and other property which the holder would have received had the Series A-1 Preferred Stock been converted into Common Stock immediately before the applicable record date or, if there is no record date, the effective time of the event, disregarding for this purpose any conversion limitations hereunder and subject to Section 6. Cash dividends and cash distributions payable under Section 2(a) shall not be deferred or replaced by an adjustment under this Section 5(c). Any securities, rights or other property that cannot be delivered by reason of Section 5(b) or Section 5(g), together with any distributions thereon, shall remain deliverable upon conversion or, if later, promptly when permitted under those Sections, without delaying any otherwise permitted conversion. Adjustments shall take effect on the applicable record date or effective time and apply successively. No adjustment or entitlement under this Section 5(c) shall duplicate any dividend or distribution paid or separately payable under Section 2(a), any other adjustment or entitlement under this Section 5(c), or any consideration provided under Section 6 and no adjustment to the Conversion Rate shall be made in respect of any dividend or distribution to the extent such dividend or distribution is paid to the holders of Series A-1 Preferred Stock, or is payable to such holders upon conversion. Any additional shares of Series A-1 Preferred Stock issued pursuant to Section 2(b) or Section 9(c) of the Subscription Agreement shall have the Conversion Rate then in effect, but shall not be entitled to any dividend or distribution with a record date before their actual issuance.

Certificates as to Adjustments. Upon the occurrence of any adjustment or readjustment of the Conversion Rate or the securities, cash, rights or other property deliverable upon conversion pursuant to Section 5(c), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and the principal financial officer of the Corporation shall verify such computation and prepare and furnish to each holder of Series A-1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A-1 Preferred Stock, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, the then applicable Conversion Rate and (ii) the number of shares of Common Stock or other securities and the amount, if any, of cash, rights or other property which at the time would be received upon the conversion of each share of Series A-1 Preferred Stock.

Notice of Record Date. If the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver, in compliance with applicable law, to each holder of Series A-1 Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right. The Corporation shall also provide such notice at least ten (10) days before the effective time of any transaction described in Section 6, including reasonable details of the proposed treatment of the Series A-1 Preferred Stock, the calculation and valuation of the consideration and any adjustment under Section 6, and any election deadline. The Corporation shall promptly provide supporting information reasonably requested by a holder.

Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of (i) shares of Series A-1 Preferred Stock and (ii) shares of Common Stock on conversion of shares of Series A-1 Preferred Stock; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series A-1 Preferred Stock, and a holder shall not have the right to receive Common Stock as dividends hereunder or convert any portion of the Series A-1 Preferred Stock, to the extent that, after giving effect to the receipt of Common Stock as dividends hereunder or conversion set forth on the applicable Notice of Conversion, such holder (together with such holder’s Affiliates, and any Persons acting as a group together with such holder or any of such holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock received as dividends or issuable upon conversion of the Series A-1 Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series A-1 Preferred Stock beneficially owned by such holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A-1 Preferred Stock) beneficially owned by such holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 5(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the holder that the Corporation is not representing to the holder that such calculation is in compliance with Section 13(d) of the

Exchange Act and the holder is solely responsible for any schedules required to be filed in accordance therewith (other than as it relates to a holder relying on the number of shares issued and outstanding as provided by the Corporation pursuant to this Section). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(g), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a holder, the Corporation shall promptly confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. The “Beneficial Ownership Limitation” shall be 9.5% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A-1 Preferred Stock held by the applicable holder. A holder, upon at least sixty-one (61) days advance notice to the Corporation, may terminate, increase or decrease the Beneficial Ownership Limitation provisions of this Section 5(g). The limitations contained in this Section 5(g) shall apply to a successor holder of Series A-1 Preferred Stock.

Consolidation, Merger, Etc. Subject to the other terms herein, if any reorganization or reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into any other entity, or sale or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, in one or more transactions (each, a “Fundamental Transaction”) does not constitute a liquidation, dissolution or winding up of the Corporation for purposes of Section 3, then, as part of such Fundamental Transaction, provision shall be made so that each share of Series A-1 Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) that a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A-1 Preferred Stock would have been entitled to receive in connection with such event had the holder held such Common Stock immediately before the effective time thereof (disregarding for this purpose any conversion limitations hereunder) and, in any case, appropriate adjustment (as determined reasonably and in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A-1 Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A-1 Preferred Stock. If the Common Stock is exchanged or cancelled for consideration in the Fundamental Transaction, each holder may elect to receive the corresponding consideration for its Series A-1 Preferred Stock at the same time as holders of Common Stock, without first converting into Common Stock, subject to applicable law. The value of the consideration payable in exchange for each share of Series A-1 Preferred Stock shall equal the consideration payable in respect of that share on an as-converted-to-Common Stock basis, determined immediately before consummation without duplication of amounts already paid. To the extent delivery of voting securities is prohibited pending satisfaction of Section 5(b) or by Section 5(g), the applicable holder shall instead retain, or receive from the successor, an economically equivalent nonvoting security preserving the applicable conversion and distribution rights until delivery is lawful and permitted under those Sections. Unless a holder receives the full consideration to which it is entitled in exchange for its shares, the surviving or successor entity shall expressly assume in writing all obligations with respect to its outstanding Series A-1 Preferred Stock, including the applicable ranking, distribution, conversion and protective rights. The Corporation shall not consummate a Fundamental Transaction unless the foregoing treatment has been provided for in binding transaction documents. In any tender or exchange offer for Common Stock made by the Corporation, each holder may tender its Series A-1 Preferred Stock, without prior conversion, for the consideration it would receive on an as-converted basis, disregarding conversion limitations solely for that calculation, on the same terms, including proration and payment timing, as holders of Common Stock. For any such offer by another person, the Corporation shall provide for such participation in any agreement it enters into relating to the offer and otherwise use reasonable best efforts to obtain such participation. The Corporation shall promptly notify each holder of any such offer and cooperate in its participation. Upon a holder’s timely request, the Corporation shall effect any conversion permitted under Sections 5(b) and 5(g) before the offer expires. Any delivery of voting securities shall remain subject to Sections 5(b) and 5(g), and the foregoing provisions for economically equivalent nonvoting securities shall apply to any consideration that cannot be delivered under those Sections.

Other Provisions.

Reasonable Best Efforts. The Corporation shall use its reasonable best efforts to effect conversion in accordance with Section 5 and shall preserve the issuance capacity reserved under Section 9(d) of the Subscription Agreement. The Corporation shall not issue or permit conversion of other securities, or amend or waive another series’ conversion conditions, in a manner that impairs conversion of the Series A-1 Preferred Stock. No stockholder approval or Schedule 14C condition applicable to another series shall apply to the Series A-1 Preferred Stock.

Record Holders. The Corporation and its transfer agent, if any, for the Series A-1 Preferred Stock may deem and treat the record holder of any shares of Series A-1 Preferred Stock as reflected on the books and records of the Corporation as the sole, true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Reservation and Authorization of Common Stock. The Corporation covenants that, so long as any shares of Series A-1 Preferred Stock remain outstanding, the Corporation shall reserve and keep available, from its authorized and unissued shares of Common Stock solely for issuance and delivery upon the conversion of the shares of Series A-1 Preferred Stock and free of preemptive rights, a sufficient number of unissued shares of Common Stock to permit the conversion in full of all outstanding shares of Series A-1 Preferred Stock and additional shares required to be issued under Section 2(b) of the Subscription Agreement, taking into account accrued and capitalized dividends and adjustments pursuant to Section 5(c), and disregarding any conversion limitations hereunder. The Corporation further covenants that it shall (including, without limitation, engaging in best efforts to obtain any requisite stockholder approval and increase in authorized shares) take all necessary action to ensure that the authorized and unissued shares of Common Stock are at all times sufficient for such conversion. The Corporation covenants that all shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock will, at all times and in any event prior to any conversion, be duly approved for listing, subject only to official notice of issuance, on each securities exchange, if any, on which the Common Stock is then listed. All shares of Common Stock issued upon conversion shall be validly issued, fully paid and nonassessable, free of preemptive rights and liens created by the Corporation. The Corporation shall pay all transfer-agent and issuance expenses necessary to effect conversion.

Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of the Series A-1 Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A-1 Preferred Stock held by the same holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, in lieu of issuing any fractional share, the Corporation shall pay cash for that fraction based on the closing sale price of Common Stock on the principal exchange on the last day on which Common Stock traded before the Conversion Date, and the number of shares of Common Stock issued shall be rounded down, subject in all cases to Section 5(g).

Severability. If one or more of the provisions contained in this Certificate of Designations is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Certificate of Designations a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.

Accrued Rights; Separate Agreements. Conversion or cancellation of Series A-1 Preferred Stock shall not waive or extinguish accrued rights or claims, including unpaid dividends. Rights under the Subscription Agreement and other agreements with a holder shall continue in accordance with their terms.

Restrictions and Limitations. So long as any shares of Series A-1 Preferred Stock remain outstanding, in addition to any approval required by applicable law or the Certificate of Incorporation, the Corporation shall not, directly or indirectly, take any of the following actions without the prior approval by vote or written consent of Trafigura US Holdings, Inc. or its designated assignee (the “Requisite Holders”):

amend, alter, repeal, waive or restate (whether by merger, reclassification, conversion, consolidation or otherwise) any provision of the Certificate of Incorporation, this Certificate of Designations or the Bylaws in a manner that would materially and adversely affect the rights, preferences or privileges of the Series A-1 Preferred Stock in a manner different from the effect on the Common Stock or, in the case of the Certificate of Designations, regardless of the effect on the Common Stock; or

increase or decrease the authorized number of shares of Series A-1 Preferred Stock, other than a decrease solely to retire shares converted in accordance with this Certificate of Designations, or issue any additional shares of Series A-1 Preferred Stock other than the initial issuance on the Issue Date of up to [●] shares and shares required to give effect to Section 2(b) or Section 9(c) of the Subscription Agreement.

Corporation’s Dealings with Holders of Series A-1 Preferred Stock. Except for payments and distributions made in accordance with Sections 2 and 3 or Section 2(b) of the Subscription Agreement, no payments shall be made to holders of Series A-1 Preferred Stock unless the right to receive such payments is made available to all holders of Series A-1 Preferred Stock on a pro rata basis based on the number of shares of Series A-1 Preferred Stock each such holder holds. This Section 9 shall not prohibit bona fide payments under separate commercial or financing arrangements, expense reimbursements, indemnification payments or payments in respect of other securities, in each case made for independent consideration or obligations and not as a means to circumvent this Section 9. Nothing in this Section 9 limits any additional contractual most-favored-nation or equal-treatment right of a holder.

Action Without a Meeting. With respect to any action by the holders of Series A-1 Preferred Stock on any matter on which such holders are entitled to vote as a separate class, such action may be taken without a meeting, without prior notice and without a vote, by the written consent of holders having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all holders of the Series A-1 Preferred Stock entitled to vote were present and voted. The Corporation shall promptly provide each holder with a copy of any such consent and notice of the action taken.

Status of Reacquired Shares of Series A-1 Preferred Stock. Shares of Series A-1 Preferred Stock reacquired by the Corporation (including shares cancelled upon conversion into Common Stock) shall be retired and cancelled and shall resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and may thereafter be designated and issued in accordance with the Certificate of Incorporation. The Corporation shall take such action and make such filings with the Secretary of State of the State of Delaware as may be required to reflect the retirement and cancellation of such shares.

No Impairment. The Corporation shall not, by amendment of the Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A-1 Preferred Stock against impairment. Compliance with one provision of this Certificate of Designations shall not excuse noncompliance with any other applicable provision. No failure or delay by a holder in exercising a right or remedy shall constitute a waiver thereof.

Notices. Any notice required by the provisions hereof to be given to:

the holders of Series A-1 Preferred Stock shall be in writing and delivered personally, by a nationally recognized overnight courier, by registered or certified mail, return receipt requested, or by email to the postal or email address shown in the Corporation’s records or otherwise designated by the holder in writing. Such notice shall be deemed given upon receipt if received before 5:00 p.m., New York City time, on a Business Day and otherwise on the next Business Day; email shall be deemed received when transmitted if the sender does not receive a notice of delivery failure. All notices shall comply with any additional requirements of the DGCL.

the Corporation shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m., New York City time, and such day is a Business Day (or otherwise on the next succeeding Business Day) if (i) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by email; email shall be deemed received when transmitted if the sender does not receive a notice of delivery failure. Such communications shall be sent and addressed to 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attn: Melissa Buhrig, ***; ***, or such other address as the Corporation shall provide in writing to the holders of Series A-1 Preferred Stock.

Amendments. No amendment, modification, alteration, repeal or waiver of any provision of this Certificate of Designations, whether directly or by merger, consolidation, conversion or otherwise, shall be effective without the prior approval of the Requisite Holders. No such action may materially and adversely affect a holder of Series A-1 Preferred Stock in a manner disproportionate to other holders of Series A-1 Preferred Stock without such holder’s prior written approval. Any reduction in an applicable consent threshold or change to this Section 14 or the definition of Requisite Holders that would materially impair a holder’s approval rights in a manner disproportionate to other holders of Series A-1 Preferred Stock shall also require that holder’s prior written approval. Consent to one action shall not constitute consent to any other action or a continuing waiver.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed this [_] day of [_], 20[_].

CVR ENERGY, INC.

By:
Name:
Title:

EXHIBIT B

Investor Rights Agreement

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of November 2, 2026 (the “Effective Date”), is entered into concurrently with the Subscription Agreement by CVR Energy, Inc., a Delaware corporation (the “Company”), and Trafigura US Holdings, Inc., a Delaware corporation (“Trafigura”). Trafigura executes on behalf of itself and shall cause each of its Controlled Affiliates to comply with the applicable provisions of this Agreement. The Company and Trafigura are each a “Party” and together the “Parties.”

WHEREAS, the Company, directly or through one or more of its Subsidiaries, has entered into that certain Equity and Asset Purchase Agreement, dated as of the Effective Date, with Marathon Petroleum Company LP and the other sellers named therein (the “Purchase Agreement”), pursuant to which the Company or such Subsidiary, as purchaser, will acquire the assets and equity interests described therein (the “Acquisition”);

WHEREAS, in connection with the financing of the Acquisition, Trafigura has agreed to purchase (the “Subscription”) shares of a new series of convertible preferred stock, par value $0.01 per share (the “Preferred Stock”), for an aggregate purchase price of $800,000,000 pursuant to that certain Subscription Agreement, dated as of the Effective Date, between Trafigura and the Company (the “Subscription Agreement”), including the additional Preferred Stock or, at Trafigura’s election, Common Stock issuable in respect of the Delay Adjustment Amount (as defined in the Subscription Agreement);

WHEREAS, the Company has filed, or prior to the Closing Date will file, with the Secretary of State of the State of Delaware a certificate of designations setting forth the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Preferred Stock (as amended from time to time in accordance with its terms, the “Certificate of Designations”), pursuant to which, subject to the terms and conditions set forth therein, the Preferred Stock is convertible, at the option of the holder thereof, into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, in connection with the Subscription, Trafigura and the Company and/or their respective Affiliates have entered into the Commercial Agreements (as defined in the Subscription Agreement); and

WHEREAS, in connection with the Subscription, the Company and Trafigura desire to set forth their respective rights and obligations concerning board observer rights, registration of Shares, information rights, participation in certain future issuances of Company securities and certain transfer restrictions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows:

DEFINITIONS

Defined Terms.

“Affiliate” has the meaning in Rule 12b-2 under the Exchange Act.

“Beneficially Own” has the meaning in Rule 13d-3 under the Exchange Act, excluding Shares deemed beneficially owned solely by reason of this Agreement.

“Board” means the Company’s board of directors.

“Business Day” means a day other than Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Change of Control” means (i) any merger, consolidation or similar business combination involving the Company following which the holders of the Company’s outstanding voting securities immediately before such transaction cease to hold a majority of the voting power of the surviving or resulting entity or its ultimate parent, (ii) any acquisition by any person or group, other than Icahn Enterprises L.P. and its Affiliates, of beneficial ownership of a majority of the voting power of the Company’s outstanding voting securities or (iii) any sale, lease or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, in each case other than a transaction solely among the Company and its wholly owned Subsidiaries.

“Closing” and “Closing Date” have the meanings given in the Subscription Agreement.

“Controlled Affiliate” means an Affiliate directly or indirectly controlled by Trafigura.

“DTC” means The Depository Trust Company or its successor.

“Equity Position” means, without duplication, the Shares and other equity securities convertible into Shares issued to Trafigura or its Controlled Affiliates pursuant to the Subscription Agreement, together with any Shares issued or issuable upon conversion thereof or as dividends or adjustments thereon, including shares attributable to the Delay Adjustment Amount under the Subscription Agreement, determined on an as-converted basis and equitably adjusted for any stock split, combination, reclassification or similar transaction. For the retention thresholds in Articles II, IV and V and the lock-up releases under Section 6.3(e) and tag-along and other rights under the IEP Side Letter (as defined in the Subscription Agreement), the original Equity Position and the securities retained shall be adjusted correspondingly so that conversion, dividends and adjustments do not, by themselves, change the percentage retained.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Going Private Transaction” means any transaction or series of related transactions involving the Company in which Icahn Enterprises L.P. or any of its Affiliates acquires, directly or indirectly, outstanding equity securities of the Company held by unaffiliated stockholders and, as a result, the Common Stock ceases to be listed on a national securities exchange or the Company becomes eligible to terminate registration of the Common Stock under Section 12 of the Exchange Act.

“Ownership Percentage” means, at any time, the percentage obtained by dividing (a) the number of issued and outstanding Shares Beneficially Owned by Trafigura and its Controlled Affiliates, together with Shares issuable upon conversion of equity securities held by them, by (b) the total number of issued and outstanding Shares, together with Shares issuable upon conversion of all outstanding convertible equity securities of the Company, in each case without duplication and without regard to restrictions on conversion.

“Registrable Securities” means (i) Shares Beneficially Owned by Trafigura or any Permitted Holder on the Effective Date or acquired thereafter, including in connection with the Acquisition or the related financing and pursuant to Section 2(b)(iii) of the Subscription Agreement or Article V, (ii) Shares issued or issuable upon conversion of Preferred Stock held by Trafigura or any Permitted Holder, including Shares attributable to dividends or adjustments (including the Delay Adjustment Amount and other adjustments under the Subscription Agreement or the Certificate of Designations), without regard to any beneficial ownership limitation or restriction on, or notice period for, conversion, and (iii) any securities issued or issuable in respect of those Shares by way of stock dividend, stock split, reclassification, conversion, exchange, merger or similar transaction; provided that a security shall cease to be a Registrable Security as provided in Section 3.1.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of Common Stock.

“Subscription Price” has the meaning given in the Subscription Agreement and, for purposes of Section 5.1 before Closing, shall be determined as if Closing occurred on the date of the proposed issuance, including the Delay Adjustment Amount accrued through that date. For purposes of Section 5.1 after Closing, the Subscription Price shall be equitably adjusted for stock splits, combinations, reclassifications and similar events after Closing, without duplication of any adjustment under the Subscription Agreement.

“Subsidiary” has the meaning given in the Subscription Agreement.

BOARD REPRESENTATION

Board Observer Right.

For so long as Trafigura and its Controlled Affiliates retain at least 50% of the Equity Position, Trafigura shall be entitled to appoint one non-voting observer to the Board (the “Board Observer”). The Board Observer shall be entitled to receive notice of and attend all meetings of the full Board in a non-voting capacity and to receive all materials provided to directors at the same time as they are provided to directors, subject to the Confidentiality Agreement and to customary exclusions for privileged information and matters presenting an actual conflict between the Company and Trafigura or its Affiliates. The Company shall also provide Trafigura with management access customary for this level of representation. The Board Observer shall not be a director and shall not owe fiduciary duties to the Company or its stockholders by virtue of serving in that capacity. The Board Observer shall comply with the Confidentiality Agreement and the Company’s conflicts of interest, codes of conduct, trading and disclosure policies, and other governance guidelines and policies applicable to the Company’s non-executive directors, in each case as appropriate to the Board Observer in that capacity and of which the Board Observer has been provided written copies in advance (or which have been filed with the SEC or posted on the Company’s website); provided that such policies shall not restrict activities of Trafigura or its Affiliates or representatives, other than the Board Observer in that capacity and subject to Section 2.8 or as provided in the Confidentiality Agreement or as may be agreed with Trafigura from time to time. The Company shall consult with Trafigura before adopting or materially changing its hedging policy with respect to, or entering into, any over-the-counter crack spread swap transactions (excluding ordinary-course inventory hedging transactions).

At any time while Trafigura is otherwise entitled to appoint the Board Observer under Section 2.1(a), Trafigura may, at its election, convert its right to appoint the Board Observer into the right to designate a Trafigura Designee by delivering written notice of such election to the Board (such election, a “Board Conversion Election”). Upon receipt of such notice, the Company shall use reasonable best efforts to cause the individual designated by Trafigura to be appointed to the Board as the Trafigura Designee as promptly as practicable or, if prohibited by applicable law or the rules of the exchange on which the Shares are then listed, promptly after such prohibition ceases. Upon a Board Conversion Election, the rights of Trafigura under Section 2.2 shall become effective, and its rights under Section 2.1(a) shall continue until the Trafigura Designee is appointed to the Board, at which point such right under Section 2.1(a) shall automatically terminate. The management access and hedging consultation rights in Section 2.1(a) shall continue to apply for so long as the ownership threshold in Section 2.2 is satisfied.

Trafigura Director Designation. Following a Board Conversion Election and subject to applicable law and the rules of the exchange on which the Shares are listed, while Trafigura and its Controlled Affiliates retain at least 50% of the Equity Position, Trafigura shall be entitled to designate one individual for nomination to the Board (such individual so designated, a “Trafigura Designee”). Each Trafigura Designee shall satisfy applicable law and exchange rules and the qualifications, policies and procedures generally applicable to the Company’s non-employee directors and director nominees and of which the Trafigura Designee has been provided written copies in advance (or which have been filed with the SEC or posted on the Company’s website), including completion of the Company’s customary director and officer questionnaire and background review. Trafigura shall have no obligation to exercise any designation right.

Nomination and Election of Trafigura Designees. The Company shall give Trafigura reasonable advance written notice of the date on which the Nominating and Corporate Governance Committee or the Board first expects to consider the slate of nominees for an election of directors, so that Trafigura has a reasonable opportunity to identify its nominee by written notice before that consideration. At each meeting of stockholders at which directors are elected, and in connection with each solicitation of consents for the election of directors, the Company shall nominate the individual identified in a written notice delivered by Trafigura as the Trafigura Designee in accordance with Section 2.2 and use reasonable best efforts to cause that individual’s election. The Company shall recommend that stockholders vote in favor of each such Trafigura Designee, include that designee in its proxy statement and form of proxy, and solicit proxies and otherwise support that designee’s election with no less effort or favor than it affords any other Board nominee. Trafigura shall cause such Trafigura Designee to provide the information and consents reasonably requested of the Company’s other director nominees in sufficient time for the Company to comply with applicable disclosure requirements. The Company shall not apply to the Trafigura Designee a director qualification or eligibility criterion adopted after the Effective Date that would have disqualified the Trafigura Designee if serving on the Effective Date, unless that criterion is required by applicable law or exchange rules. An individual’s affiliation with Trafigura shall not, by itself, render that individual ineligible to serve.

Vacancies and Additional Designees. If at any time during which Trafigura has the rights described in Section 2.2, no Trafigura Designee serves on the Board, whether because a designee is not elected or ceases to serve, Trafigura has not previously exercised its designation right or otherwise, Trafigura may identify in writing an individual to fill the resulting seat. Upon receipt of that notice, the Company shall use reasonable best efforts to cause such individual to be appointed or elected to the Board as promptly as practicable or, if prohibited by applicable law or exchange rules, promptly after such prohibition ceases, including by filling an existing vacancy. If the individual identified by Trafigura does not become a director, Trafigura may identify another individual in writing, and the Company’s obligations under this Section 2.4 shall continue until the applicable seat is filled. Trafigura’s Board Observer rights under Section 2.1(a) shall be reinstated whenever no Trafigura Designee serves on the Board, subject to the retention threshold in that Section, and shall continue until the seat is filled.

Board Committees. Nothing in this Agreement shall entitle Trafigura or any Trafigura Designee to membership on, appointment to, or observation of any committee of the Board, whether now existing or hereafter formed.

[Reserved].

Indemnification and Insurance. The Company shall provide each Trafigura Designee and (to the extent available) Board Observer, during and after service in that capacity, with respect to acts or omissions in that capacity, indemnification, advancement of expenses and coverage under the Company’s directors’ and officers’ liability insurance policies on terms no less favorable than those provided to the Company’s other current and former directors, as applicable.

Confidentiality. Subject to the applicable fiduciary duties (with respect to any Trafigura Designee) and the confidentiality agreement attached as Exhibit A (the “Confidentiality Agreement”), any Trafigura Designee or Board Observer who, in either case, is an employee, officer, director or other agent of Trafigura or any of its Controlled Affiliates may share with Trafigura and its representatives information received in its capacity as Board Observer or Trafigura Designee for the purposes described under this Article II, subject to the permitted recipients, onward-disclosure restrictions and information barriers established in accordance with the Confidentiality Agreement, Section 4.2 of this Agreement and Section 9(t) of the Subscription Agreement. At any time the Trafigura Designee is a member of the Board or Trafigura has identified a Board Observer, the Board shall not adopt any policy precluding the Trafigura Designee or Board Observer from speaking to Trafigura with respect to non-privileged matters (upon the advice of internal or outside counsel). The Company and Trafigura shall execute the Confidentiality Agreement concurrently with the initial appointment by Trafigura of a Trafigura Designee or Board Observer, as the case may be, and shall cause each Trafigura Designee or Board Observer to execute a joinder thereto. The Confidentiality Agreement shall permit disclosure to Trafigura and its Controlled Affiliates, advisers and actual or prospective lenders and financing sources who need to know the information and are subject to appropriate confidentiality obligations, and shall not restrict transfers or the exercise of rights expressly permitted by this Agreement or the Subscription Agreement.

REGISTRATION RIGHTS

Registrable Securities and Holders. For purposes of this Article III, “Permitted Holder” means Trafigura, any Controlled Affiliate holding Registrable Securities and any transferee to whom rights under this Article III are assigned in accordance with Section 6.2. Each Permitted Holder may exercise the rights expressly granted to it under this Article III, subject to any designation of a representative under Section 3.11. A security shall cease to be a Registrable Security when it has been sold pursuant to an effective registration statement or Rule 144, may be sold under Rule 144 without limitation as to volume or manner of sale and without the requirement for current public information, has ceased to be outstanding or is held by a person other than a Permitted Holder.

Shelf Registration. The Company shall, as promptly as practicable and in any event within 30 days after the Closing Date, file a resale registration statement, or designate an existing effective registration statement by filing any necessary prospectus supplement, covering all Registrable Securities. The Company shall use reasonable best efforts to cause the registration statement to become effective as promptly as practicable and in any event within 60 days after the Closing Date (or 90 days after the Closing Date if the registration statement is reviewed by the SEC) and, subject to Section 3.6, to maintain an effective registration statement and current, usable prospectus for the continuous or delayed resale of the covered securities until they cease to be Registrable Securities. The Company shall use Form S-3, including an automatically effective shelf if available, or, if Form S-3 is unavailable, another appropriate form, and shall convert to Form S-3 promptly after becoming eligible. The Company shall file amendments and replacement registration statements in time to avoid an interruption in the availability of a usable shelf and shall promptly include additional Registrable Securities issued or issuable after the initial filing. The plan of distribution shall permit ordinary brokerage and other open-market sales at prevailing prices, privately negotiated sales, sales through agents, block trades, marketed and overnight underwritten offerings and any other lawful method reasonably requested by a Permitted Holder. A registration under this Section 3.2 shall not count as a demand under Section 3.4. No minimum sale amount shall apply to a sale that does not require a separately requested underwritten takedown or demand registration.

Underwritten Shelf Offerings.

Any Permitted Holder may request an underwritten offering or block trade from an effective shelf with anticipated gross proceeds of at least $50 million or, if less, all remaining Registrable Securities held by the requesting Permitted Holders (each such offering, a “Demand Registration”). The Company shall use reasonable best efforts to facilitate the offering and pricing as promptly as practicable, including on an expedited timetable reasonably requested for an overnight offering or block trade, and shall prepare the applicable prospectus supplement and provide the assistance specified in Section 3.7. The Permitted Holders proposing to sell a majority of the Registrable Securities in the offering shall select the managing underwriters or placement agents, subject to the Company’s acceptance, which shall not be unreasonably withheld, conditioned or delayed. The Permitted Holders may not request more than two Demand Registrations under this Section 3.3 and demands under Section 3.4, in the aggregate, in any 12-month period.

Demand Registrations. If an effective resale shelf is unavailable for Registrable Securities or cannot reasonably accommodate a Permitted Holder’s proposed method of distribution, including because another registration form or materially different disclosure is reasonably necessary, that Permitted Holder may require the Company to register Registrable Securities with anticipated gross proceeds of at least $50 million or, if less, all remaining Registrable Securities held by that holder. Subject to Section 3.6, the Company shall file an appropriate registration statement within 30 days after receiving a written demand specifying the securities and proposed method of distribution, use reasonable best efforts to cause the registration statement to become effective promptly, and maintain its effectiveness until the distribution is completed; provided that, after 180 days, excluding any period of suspension, the Company may instead cover the remaining securities on an effective resale shelf pursuant to Section 3.2, but only if that shelf permits the distribution specified in the applicable demand without material interruption or limitation. A demand may relate to an underwritten or non-underwritten offering; provided that the Permitted Holders may not make more than two demands in any 12-month period, including Demand Registrations under Section 3.3. A registration or offering under Section 3.3 or this Section 3.4 shall not count toward the limits in those Sections if the registration fails to become effective, the offering is withdrawn because of a Company suspension or breach, or the offering cannot be completed because of a stop order, a failure to permit the proposed distribution or the failure of a closing condition, except to the extent caused by an act or omission of the requesting holder. The holder may renew its request without another waiting period. The availability of a shelf that does not permit the proposed distribution shall not relieve the Company of its obligations under this Section 3.4.

Piggyback Registrations.

If the Company proposes to register for sale or commence a registered offering of equity securities or securities convertible into, exchangeable for or exercisable for equity securities, whether for its own account or another holder’s account (other than for the account of an IEP Holder (as defined in the IEP Side Letter), unless pursuant to a Tag-Along Transaction (as defined in the IEP Side Letter)) and including a marketed or overnight takedown from an existing shelf, it shall give each Permitted Holder written notice and an opportunity to include Registrable Securities of the same class. The Company shall give notice at least five (5) Business Days before filing a new registration statement or, for a takedown from an existing shelf, as far before launch as reasonably practicable and, for a marketed offering, at least three (3) Business Days before launch where practicable. A Permitted Holder may elect to participate by written notice delivered within two (2) Business Days after receiving notice of a new filing or within the shorter reasonable period specified in an expedited takedown notice. The Company shall include the elected securities on the same distribution terms as the other securities in the offering, subject to a good-faith determination by the managing underwriter of the maximum number that can be sold without materially and adversely affecting the offering. In an offering initiated by the Company, priority shall be given first to the Company, then to the participating Permitted Holders, then to other selling holders. In an offering or block trade initiated by a Permitted Holder, including Trafigura or a Controlled Affiliate, under Section 3.3 or 3.4, priority shall be given first to the initiating Permitted Holders, then to other participating Permitted Holders pro rata based on requested inclusion, then to the Company and other holders. In an offering initiated by another securityholder, priority shall be given first to that securityholder, then to the participating Permitted Holders, then to the Company and other holders, subject to any rights validly granted before the

Effective Date and disclosed in writing to Trafigura. Securities of sellers at the same priority level shall be reduced pro rata based on requested inclusion unless those sellers agree otherwise. These priorities and any cutbacks are subject to Trafigura’s tag-along rights under the IEP Side Letter. This Section 3.5 shall not apply to registrations on Form S-4 or S-8, employee or director plans, dividend reinvestment or stock purchase plans, exchange offers or ordinary-course continuous at-the-market programs. A Permitted Holder may withdraw before pricing without liability other than for expenses it has expressly agreed to bear, and participation under this Section shall not constitute a demand under Section 3.4. If Trafigura elects not to receive nonpublic prelaunch notices, the Company shall use reasonable efforts to permit Trafigura to participate following public announcement of the offering to the extent practicable, without affecting its rights in future offerings.

Suspension of Registrations. The Company may suspend use of a registration statement by written notice to the affected Permitted Holders only if the Board or an authorized committee determines in good faith, after consultation with counsel, that the disclosure required for continued use would reveal material nonpublic information and disclosure at that time would be materially detrimental to the Company. No suspension under this Section 3.6 may continue for more than 30 consecutive days or 60 days in any rolling 12-month period, and the Company may not suspend use of a registration statement on more than two occasions in any rolling 12-month period. During any suspension applicable to a Permitted Holder, the Company shall impose comparable restrictions on sales of Company securities by Icahn Enterprises L.P. and its Affiliates. The Company shall not exempt any such person from a corresponding Company-imposed suspension unless the affected Permitted Holders receive equivalent relief. The Company shall terminate the suspension promptly when its basis ceases and promptly restore the availability of the affected registration statement and prospectus. A suspension notice shall not disclose the underlying nonpublic information and shall identify the sales subject to suspension. The Company shall notify the affected holders promptly when those sales may resume. If the Company determines in good faith, after consultation with counsel, that a registration statement or prospectus contains a material misstatement or omission, is subject to a stop order or otherwise cannot lawfully be used for a proposed sale, it shall promptly notify affected Permitted Holders without disclosing the underlying material nonpublic information. Those holders shall discontinue sales only under the affected registration statement until notified that a corrected prospectus is available or use has otherwise become lawful. The Company shall use reasonable best efforts promptly to correct the defect and restore lawful use. Any period during which sales are discontinued as a result of such defect shall count toward the 30- and 60-day limits above, except to the extent use of the affected registration statement remains prohibited by applicable law or an SEC order despite the Company’s reasonable best efforts promptly to cure the defect. The Company shall not extend that period by delaying corrective action. No suspension shall shorten a required effective period or excuse the prompt corrective filings required by Section 3.7. A suspension or stop-use notice shall not prohibit a sale under an unaffected registration statement or a sale otherwise lawfully available under Rule 144, except as required by law. A trading restriction applicable to the Board Observer or Trafigura Designee shall not, by itself, constitute a notice suspending sales by another Permitted Holder. An ordinary trading-window policy shall not independently restrict sales by a holder that is not subject to that policy, subject to applicable law and any underwriting lockup the holder expressly agrees to in writing. To the extent lawful and based upon the Company’s reasonable determination and the advice of counsel, the Company shall cooperate with its transfer agent to settle sales contracted before the selling holder received the applicable suspension or stop-use notice, including delivery of unlegended securities.

Registration Procedures and Expenses. Whenever Registrable Securities are registered or sold under this Article, the Company shall use reasonable best efforts to effect the registration and sale in accordance with the intended lawful method of distribution, and shall take the following actions as reasonably applicable:

Before filing a registration statement, material amendment or prospectus supplement concerning a Permitted Holder’s securities, furnish reasonable drafts to the selling holder and its counsel (at least two (2) Business Days before the initial shelf filing), permit a reasonable opportunity to comment on information relating to the holder or its distribution, consider those comments in good faith and make the corrections reasonably required to comply with the Securities Act. Prepare and file amendments, supplements and Exchange Act reports necessary to maintain an accurate and usable prospectus, promptly notify the selling holders of effectiveness, SEC comments or requests affecting their offering, a stop order, or a material misstatement or omission, and use reasonable best efforts to prevent or withdraw any stop order and restore a usable prospectus promptly. A selling holder may elect not to receive drafts containing material nonpublic information and may review only its selling-holder and distribution disclosure.

Provide reasonable numbers of electronic or printed copies of the current prospectus and supplements, consent to their lawful use in sales under the registration statement, maintain a transfer agent and registrar, arrange required exchange listing and customary state securities qualifications, and cooperate with selling holders, their agents and underwriters on filings with the Financial Industry Regulatory Authority (“FINRA”) and settlement. No qualification requires the Company to become subject to general service of process or taxation in a jurisdiction where it is not otherwise subject.

For an underwritten offering, enter into a customary underwriting or placement agreement containing customary Company representations, covenants and indemnities, provide customary officer certificates, Company counsel opinions and auditor comfort letters addressed to the selling holders and underwriters where reasonably available, make appropriate Company officers available for reasonable due diligence and marketing, and provide reasonable access to records, personnel and auditors needed for customary due diligence, subject to confidentiality, privilege, applicable law and customary auditor protocols. A Permitted Holder may limit access to personnel and advisers behind an appropriate information barrier rather than receiving material nonpublic information directly. The Company shall not be required to waive attorney-client privilege, but shall use commercially reasonable efforts to provide a nonprivileged alternative if material information is withheld.

Pay all registration, SEC and exchange filing, printing, transfer-agent, Company counsel and auditor fees, customary FINRA and state securities qualification costs, customary underwriter expenses payable by an issuer, and the reasonable fees and expenses of one counsel chosen by selling Permitted Holders holding a majority of the Registrable Securities being sold. Each selling holder shall bear only the underwriting discounts and selling commissions, fees of counsel it separately retains, and transfer taxes attributable to its sales. The Company shall pay these costs whether or not the registration becomes effective or the offering is completed. Selling holders bear only the amounts expressly allocated to them above.

Not require a selling holder to make representations to the Company, an underwriter or another person other than as to its identity, authority, title to the securities, intended method of distribution and information supplied by it expressly for the offering, together with customary agreements to comply with applicable law. Any selling holder’s indemnity and contribution obligations shall be limited as provided in Section 3.8. No holder must agree to an additional lockup except one it voluntarily accepts in writing in connection with its participation in a particular underwritten offering. The Company shall not impose a restriction on ordinary-course shelf or Rule 144 sales solely because another person conducts an offering.

Indemnification. The Company shall indemnify each selling Permitted Holder and its directors, officers, partners, members, advisers, agents, employees and controlling persons, the directors, officers, agents and employees of those controlling persons, and each underwriter, against losses, claims, damages, liabilities and reasonable costs and expenses of investigation and defense (including attorneys’ fees) arising under the Securities Act or otherwise from any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact required to be stated or necessary to make the statements not misleading (in the case of a prospectus, in light of the circumstances in which they were made) in a registration statement, prospectus or related registration materials, except to the extent the misstatement or omission is based on information furnished in writing by that selling holder expressly for inclusion in those materials. Each selling Permitted Holder shall, severally and not jointly, indemnify the Company and its directors, officers, agents, employees and controlling persons, the directors, officers, agents and employees of those controlling persons, and each underwriter, solely to the extent a material misstatement or omission in the applicable registration materials is based on information furnished in writing by that holder expressly for inclusion. Each holder’s aggregate liability under this Section 3.8, including contribution, shall not exceed the net proceeds received by that holder from the applicable offering. A person seeking indemnification shall promptly notify the indemnifying party of a claim. Failure to give prompt notice shall relieve the indemnifying party of its obligations only to the extent it is actually prejudiced. The indemnifying party may assume the defense with counsel reasonably satisfactory to the indemnified person. The indemnified person may retain separate counsel at the indemnifying party’s expense if counsel reasonably determines that a material conflict of interest exists. Neither party may settle a claim affecting an indemnified person without that person’s consent, not to be unreasonably withheld, unless the settlement provides an unconditional release, contains no admission of wrongdoing or nonmonetary obligation of that person and requires only payments made in full by the indemnifying party. The indemnifying party shall not be liable for a settlement entered into without its consent, not to be unreasonably withheld, conditioned or delayed. The foregoing indemnification shall survive any investigation by an indemnified person, transfer of securities and termination of this Agreement. If indemnification is unavailable or insufficient, the parties shall contribute to the applicable loss in proportion to their relative fault and other equitable considerations, subject to the holder’s aggregate liability limit in this Section 3.8. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from a person not guilty of such fraudulent misrepresentation.

Non-Underwritten Sales and Settlement. Subject to Section 6.3, a Permitted Holder may make ordinary brokerage, open-market, privately negotiated or other non-underwritten sales covered by an effective resale shelf without a minimum sale amount, Company consent or further notice to the Company if the existing registration statement and prospectus permit the sale. If a prospectus supplement or other filing is reasonably necessary to permit an identified non-underwritten distribution, the Company shall, promptly after receiving the selling-holder information reasonably necessary for the filing and in any event within five Business Days, use reasonable best efforts to file the supplement or take the other lawful action needed to enable the sale, subject to Section 3.6. The Company shall not require an unnecessary prospectus supplement as a condition to an otherwise covered ordinary brokerage sale. In connection with sales under an effective registration statement or pursuant to Rule 144, the Company shall promptly provide customary transfer-agent instructions and any customary Company counsel opinion reasonably required to remove restrictive legends and settle legally eligible shares through DTC without a restrictive notation, in each case in time for customary settlement if given reasonable notice and the information reasonably required to establish eligibility, and in any event within three (3) Business Days after receipt of the request and such information. The Company shall bear the customary costs of legend removal and DTC settlement. The Company may require customary seller and broker certifications reasonably necessary under applicable law but shall not condition settlement on a waiver of registration rights or a discretionary Company approval.

Rule 144 and Form S-3. For so long as Trafigura, a Controlled Affiliate or a transferee to which rights under this Article III have been assigned, holds any Preferred Stock or Shares issued or issuable pursuant to the Subscription Agreement that are Registrable Securities, the Company shall use reasonable best efforts to file timely reports required under the Exchange Act, maintain the public information reasonably necessary to permit sales under Rule 144, and remain eligible to use Form S-3 to the extent eligibility is within its control. At a Permitted Holder’s reasonable request, the Company shall provide a customary written statement of its compliance with applicable Rule 144 public-information and reporting requirements, cooperate reasonably with its transfer agent and Company counsel on a proposed Rule 144 sale, and take other actions reasonably necessary to permit a lawful sale without registration. Nothing here requires the Company to determine that a holder has ceased to be an affiliate or dispense with a legally applicable Rule 144 condition, or provide an inaccurate legal opinion. A holder’s ability to make a Rule 144 sale does not limit its right to use an effective registration statement while its securities remain Registrable Securities.

Holder Information and SEC Limitations. Trafigura may designate in writing a representative authorized to deliver registration notices and instructions for Trafigura and its Controlled Affiliates. The Company may rely on that representative’s instructions with respect to those holders, but the designation shall not transfer any right or bind an unaffiliated permitted transferee absent that transferee’s written authorization. A Permitted Holder shall furnish information concerning itself, its securities and its intended method of distribution only to the extent reasonably necessary for the requested registration and shall promptly notify the Company if it becomes aware that selling-holder information it furnished has become materially inaccurate. If the SEC limits the number of Registrable Securities that may be registered for resale or requires the use of a different permissible form, the Company shall promptly notify the affected holders, use reasonable best efforts to register the maximum number then legally permitted without identifying any holder as an underwriter without its consent, and register the remaining securities promptly when permitted. Any reduction shall be allocated among the requesting Permitted Holders pro rata unless they direct otherwise. An SEC limitation shall not terminate the Company’s continuing obligations with respect to excluded securities, and no Permitted Holder shall be required to sell pursuant to a registration statement on terms it has not approved.

Effective Date. This Article III shall be effective upon, and apply, from and after the Closing Date, on the terms and conditions set forth herein.

INFORMATION

Information Rights. For so long as Trafigura and its Controlled Affiliates retain at least 15% of the Equity Position, the Company shall, upon Trafigura’s reasonable written request, furnish information concerning the Company and its Subsidiaries reasonably necessary for Trafigura or its Controlled Affiliates to satisfy financial reporting, audit, tax or regulatory obligations arising from their ownership of Company securities. The Company shall also furnish information relating to any fiscal period during which the foregoing retention threshold was satisfied if Trafigura reasonably requires that information to complete a reporting or audit obligation for that period. Information furnished under this Section 4.1 shall include reasonably available supporting schedules and reasonable access to appropriate finance personnel and independent auditors, in each case to the extent reasonably necessary for the applicable obligation and subject to customary auditor protocols. If Trafigura gives reasonable advance notice of an applicable filing or audit deadline, the Company shall use commercially reasonable efforts to provide the requested information in time for that deadline. The Company shall not be required under this Section 4.1 to provide routine budgets or unrestricted access to internal records, permit advance review of its public disclosures, or coordinate the timing of the Parties’ earnings announcements.

Information Barriers. Trafigura may elect by written notice not to receive any category of nonpublic information under this Article IV and may revoke that election by subsequent written notice. If Trafigura requires information under Section 4.1 but elects not to receive material nonpublic information directly, the Parties shall cooperate in good faith to establish a reasonably available lawful arrangement, including delivery to designated accounting personnel, independent auditors or other representatives subject to appropriate confidentiality obligations and information barriers, that permits Trafigura to meet the applicable reporting obligation. No such arrangement shall excuse a disclosure required by law or permit trading prohibited by law by a person while in possession of material nonpublic information. Trafigura shall use information furnished under this Article IV solely for the applicable reporting, audit, tax or regulatory purpose and may disclose it only to representatives who need to know it for that purpose or as required by law. Information furnished under this Agreement is subject to Section 9(t) of the Subscription Agreement. An agreed information barrier shall identify the recipients designated in writing by Trafigura, which may include the Board Observer or Trafigura Designee and designated support personnel, and permitted onward disclosure. To the extent an information barrier is implemented, the Company shall deliver material nonpublic information under Articles II, III, IV and V only to those designated recipients and shall not deliver such information to other personnel of Trafigura or its Affiliates without Trafigura’s prior written consent. An election, request or exercise of rights under this Agreement shall not, by itself, constitute consent to receive material nonpublic information outside an agreed information barrier.

FUTURE EQUITY ISSUANCES

Participation Right.

From the date of the Subscription Agreement and, following the Closing Date, for so long as Trafigura and its Controlled Affiliates retain at least 15% of the Equity Position, if the Company proposes to issue equity securities or securities convertible into, exchangeable for or exercisable for equity securities to any person at a price per Share (or, for convertible securities, an effective price per underlying Share) at or below the Subscription Price, the Company shall offer Trafigura the right, but not the obligation, to purchase up to its pro rata portion of the securities at the same price and on the same economic terms. Trafigura’s pro rata portion shall be calculated to maintain its Ownership Percentage immediately before the issuance after giving effect to the issuance to all purchasers, including Trafigura. If the proposed number of securities excludes Trafigura’s allocation, its entitlement shall equal that number multiplied by such Ownership Percentage and divided by one minus such Ownership Percentage. Any fractional entitlement shall be rounded down to the nearest whole security unless securities of that class may be issued in fractional amounts. Before the Closing Date, the Ownership Percentage for this purpose shall be calculated on a pro forma basis giving effect to the Subscription, including the Delay Adjustment Amount accrued through the date of the proposed issuance, and the other equity issuances contemplated to occur at Closing, but excluding the proposed issuance.

This Section 5.1 shall not apply to securities issued (i) pursuant to the Subscription Agreement, (ii) solely in respect of the IEP Holders’ initial $500,000,000 equity commitment, securities issued pursuant to the IEP Investment Documents (each as defined in the Subscription Agreement), in each case on the terms contemplated as of the date of the Subscription Agreement and, in the case of the IEP Investment Documents, disclosed in writing to Trafigura as of such date, (iii) common stock or other securities issued by the Company prior to the Closing Date in connection with the financing of the Acquisition, in the manner contemplated in writing to Trafigura as of the date of the Subscription Agreement, (iv) solely in the form of Common Stock or rights to acquire Common Stock, in the ordinary course under a compensation plan for employees, directors or consultants approved by the Board, (v) pursuant to a stock split or stock dividend, or (vi) upon conversion, exchange or exercise of securities issued before the Effective Date or otherwise in compliance with this Article V. No additional equity commitment, forward purchase, option or other right to acquire additional securities under the IEP Investment Documents, or amendment expanding the securities issuable thereunder, shall be exempt under clause (ii) or (vi), except for the conversion, dividend and adjustment rights attaching to the securities issued in respect of that initial commitment on those disclosed terms.

The Company shall give Trafigura written notice of the material terms of a proposed issuance at least 5 Business Days before the proposed issuance, except that the Company may provide an abbreviated notice period reasonably necessary to accommodate a broadly marketed public offering. Trafigura may elect to participate by written notice delivered within five Business Days after receipt of the Company’s notice or such shorter reasonable period specified in an expedited notice. Trafigura’s purchase may close after the issuance to third parties to permit satisfaction of the HSR Clearance Condition and receipt of other required approvals, or compliance with the Beneficial Ownership Limitation, in each case as applicable under the Certificate of Designations or the Subscription Agreement. The Company shall use reasonable best efforts to obtain any such approval, including stockholder approval required under applicable exchange rules; provided that Trafigura’s separate purchase shall not delay a bona fide issuance to a third party solely because such approval remains outstanding. Any such deferral shall preserve Trafigura’s right to acquire its elected securities at the same price and on the same economic terms, with equitable adjustment for intervening dividends, distributions and stock splits as set forth in the Subscription Agreement.

CERTAIN AGREEMENTS

Standstill and Voting.

Standstill. Commencing on the date of the Subscription Agreement and ending on the earliest of (A) the date on which Trafigura and its Controlled Affiliates collectively Beneficially Own less than 4% of the outstanding Common Stock, measured on an as-converted basis, (B) the date on which Trafigura’s right to designate a Board Observer or Trafigura Designee ends, and (C) any earlier date specified in Section 6.1(d) (the “Restricted Period”), Trafigura shall not, and shall cause its Controlled Affiliates not to, directly or indirectly, without the prior written consent of the Board: (i) solicit proxies or consents with respect to securities of the Company, or conduct any public referendum or public campaign to withhold votes or oppose any recommendation of the Board; (ii) submit any stockholder proposal, nominate or seek the removal of any director, or seek to call a special meeting of stockholders or initiate any action by written consent; (iii) make any public proposal concerning, or commence, any tender or exchange offer, merger, acquisition of material assets, recapitalization or other extraordinary transaction involving the Company; (iv) form or join any group with any person other than its Controlled Affiliates with respect to securities of the Company, or enter into any voting agreement or arrangement with any such person, other than granting a proxy pursuant to a solicitation by the Board; (v) conduct any public campaign seeking to influence or change the Company’s management, Board composition, governance, capitalization, capital allocation or business strategy; (vi) publicly request any amendment or waiver of this Section 6.1 or publicly announce any intention to take any action prohibited hereby; or (vii) knowingly encourage, assist or enter into any agreement or arrangement with any other person to take any action prohibited by this Section 6.1.

Voting. Trafigura and its Controlled Affiliates may vote or abstain with respect to all voting securities of the Company Beneficially Owned by them in their sole discretion on all and any matters voted on by the Company’s stockholders.

Exceptions. Nothing in this Section 6.1 shall prohibit Trafigura or its Controlled Affiliates from (i) engaging in ordinary-course communications under the Commercial Agreements; (ii) communicating privately with the Board or management regarding any matter, or privately requesting or proposing a potential transaction or a waiver, termination or amendment of this Section 6.1, provided that such communication does not circumvent the restrictions on public conduct in Section 6.1(a); (iii) entering into or performing arrangements expressly contemplated by the Transaction Documents (as defined in the Subscription Agreement), including the IEP Side Letter and the financing arrangements contemplated by the Capital Plan (as defined therein), exercising or enforcing rights under the Transaction Documents, including governance, conversion, participation, registration and permitted hedging rights, or exercising inspection or enforcement rights under applicable law; (iv) effecting pledges, transfers or lender enforcement permitted under Section 6.3 or the Subscription Agreement or (v) effecting purchases or sales of any securities of the Company by any pension plan, 401(k) plan or other employee benefit plan or discretionary investment fund independently managed and administered for the benefit of the directors, officers or employees of Trafigura or its Affiliates; provided, that such activities are not in connection with any intention, plan or arrangement to influence or acquire control over any member of the Company management, Board or policies. These restrictions shall not limit a Trafigura Designee’s actions in that individual’s capacity as a director or compliance with fiduciary duties, or the independent business activities permitted under Section 9(p) of the Subscription Agreement. A disclosure required by applicable law as a result of otherwise permitted conduct, including a permitted private communication, shall not itself constitute a breach of this Section 6.1.

Fall-Away. The restrictions in this Section 6.1 shall terminate and be of no further force and effect on the last day of the Restricted Period and, in any event, upon (i) the Company’s entry into a definitive agreement that if consummated would constitute a Change of Control, Going Private Transaction or sale of all or substantially all of its assets; (ii) the commencement by Icahn Enterprises L.P. or any of its Affiliates of a tender or exchange offer that, if consummated, would result in a Going Private Transaction; (iii) the commencement by any person or group, other than Trafigura or its Controlled Affiliates or any Permitted Holder, of a bona fide tender or exchange offer that, if consummated, would result in a Change of Control; (iv) the Company’s material breach of the Subscription Agreement, the Certificate of Designations, this Agreement or any other Transaction Document to which it is a party, in each case that remains uncured for ten (10) Business Days after written notice from Trafigura; or (v) the Company granting any other equity investor that invested in the Company for purposes of financing the Acquisition a waiver of standstill restrictions applicable to that investor that are similar to those in this Section 6.1 without concurrently granting a corresponding waiver on terms no less favorable to Trafigura. No expired or terminated restriction shall revive without Trafigura’s written agreement.

Assignments. Trafigura or any Permitted Holder may assign its rights under Article III and the related enforcement rights, in whole or in part, to a Controlled Affiliate, a lender or pledgee in connection with a pledge permitted under Section 6.3, or a transferee of securities in a transfer permitted under this Agreement and the Subscription Agreement, including upon foreclosure or other enforcement of such pledge; provided that the assignee agrees in writing to be bound by the applicable provisions of this Agreement. No Company consent or minimum transfer size shall be required therefor. The rights herein are otherwise personal to Trafigura and may be exercised for its Controlled Affiliates but may not be assigned to an unaffiliated transferee. Any Controlled Affiliate to which securities are transferred shall agree in writing to be bound by Section 6.3 and shall transfer such securities back to Trafigura or another Controlled Affiliate bound thereby before ceasing to be a Controlled Affiliate. An unaffiliated lender, pledgee or transferee shall not become subject to Section 6.1 solely by reason of such assignment or transfer. Transfers under this Section remain subject to applicable securities laws.

Lock-up; Pledges.

From the date of the Subscription Agreement until the date that is 180 days after the Closing Date (the “Lock-up Period”), Trafigura shall not, and shall cause its Controlled Affiliates not to, directly or indirectly, (i) offer, sell, contract to sell, lend or otherwise transfer or dispose of any Equity Position, (ii) sell short, purchase any put or other option to sell, sell any call or other option to purchase, or enter into any forward sale, collar or other derivative transaction referencing Common Stock or other arrangement transferring any economic consequence of ownership of the Common Stock, or (iii) enter into any swap referencing the Equity Position or Common Stock, whether settled by delivery of securities, in cash or otherwise (collectively, “CVR Stock Sales”), except as permitted below or with the Company’s prior written consent.

Nothing in this Agreement shall restrict, at any time, hedging transactions or options or derivatives referencing a basket or index of securities or commodities not composed primarily of Common Stock (“Permitted Hedges”). The foregoing restrictions shall not apply to (i) any pledge of the Equity Position to secure a margin loan or other financing, or any foreclosure or sale by the lender, (ii) transfers to Controlled Affiliates that agree in writing to be bound by this Section 6.3, provided that Trafigura remains responsible for their compliance and the securities are transferred back to Trafigura or another bound Controlled Affiliate before the transferee ceases to be a Controlled Affiliate, (iii) tendering into, or voting for, any tender offer, merger or other change of control transaction approved or recommended by the Board, or participating in any tender or exchange offer pursuant to Section 6 of the Certificate of Designations, (iv) “basket” hedges not including the equity of the Company, (v) commodity derivatives or (vi) sales pursuant to the IEP Side Letter or any lock-up release given effect under Section 6.3(e) of this Agreement. The Company shall promptly provide customary issuer agreements reasonably requested in connection with any permitted pledge, and lender enforcement and sales shall be free of contractual lock-up and transfer restrictions under the Transaction Documents and Company blackout periods, subject to applicable law. No pledge alone shall transfer voting or personal governance rights.

The Lock-up Period shall terminate upon (i) termination of any Commercial Agreement by the Company or its applicable Subsidiary other than for Trafigura’s or its applicable Affiliate’s uncured default, or by Trafigura or its applicable Affiliate for the Company’s or its applicable Subsidiary’s uncured default, (ii) the Company’s material breach of any Transaction Document (as defined in the Subscription Agreement), or (iii) the Company’s or Icahn Enterprises L.P.’s public announcement of a Change of Control, Going Private Transaction or sale of all or substantially all of the Company’s assets, or the occurrence of any event described in Section 6.1(d)(ii) or Section 6.1(d)(iii). If the Company grants an earlier release from similar restrictions to Icahn Enterprises L.P. or any other material equity investor with respect to equity issued to finance the Acquisition, Trafigura shall concurrently receive an equivalent release. Any sale pursuant to the tag-along rights provided in the IEP Side Letter, and any release from the lock-up under Section 6.3(e) of this Agreement, shall be permitted and given effect under this Section 6.3 notwithstanding the Lock-up Period.

Following expiration or termination of the Lock-up Period, CVR Stock Sales shall be permitted, subject to this paragraph. No CVR Stock Sale, whether during or after the Lock-up Period, shall cause Trafigura and its Controlled Affiliates, taken together, to have a net short economic position in Common Stock, taking into account their then-held Equity Position on an as-converted basis and without double counting offsetting or replacement transactions. CVR Stock Sales shall comply with applicable securities laws and, other than direct transfers permitted under paragraph (b), be executed through recognized dealers. The right of Trafigura and its Controlled Affiliates to convert shares of Preferred Stock into Shares, including the notice required for any such conversion, the applicable conversion rate and all other conversion mechanics, shall be as set forth in, and subject to, the Certificate of Designations. No lockup agreement or transfer restriction herein shall impede those conversion rights. Shares received upon conversion shall remain subject to the restrictions applicable under this Section 6.3 for the remainder of the Lock-up Period.

During the Lock-up Period, if Icahn Enterprises L.P. or any of its Affiliates (other than the Company and its Subsidiaries) sell or transfer shares of Common Stock or preferred stock on an as-converted basis, including through open-market sales, privately negotiated transactions, underwritten offerings, repurchases or redemptions by the Company or actual deliveries of Common Stock upon conversion, exchange or physical settlement of debt or other securities referencing Common Stock, representing, cumulatively from and after the Closing, at least fifteen percent (15%) of the shares of Common Stock outstanding immediately following the Closing (including shares issuable upon conversion of all preferred stock outstanding at such time, without regard to any restriction on conversion), fifty percent (50%) of Trafigura’s original Equity Position as of the Closing shall automatically be released from the restrictions of this Section 6.3, to the extent not previously released or sold pursuant to the IEP Side Letter. The remainder of such original Equity Position shall automatically be released from such restrictions upon the earlier of (i) such cumulative sales reaching twenty-five percent (25%) of the shares of Common Stock outstanding immediately following the Closing, calculated on the same basis, and (ii) the date that is one hundred eighty (180) days after the Closing Date. The issuance by Icahn Enterprises L.P. of debt securities or hybrid securities collateralized by, or exchangeable into, shares of Common Stock owned by Icahn Enterprises L.P. or its Affiliates (other than the Company and its Subsidiaries), the related pledge and hedging of such shares, and foreclosure or other enforcement of such pledge (including sales of such shares in connection with that enforcement) shall not count toward these thresholds, except to the extent such transaction has no bona fide business purpose other than to circumvent this Section 6.3(e). Cumulative sales shall include related and unrelated sales, and exclude transfers among Icahn Enterprises L.P. and such Affiliates that do not reduce their aggregate holdings, in each case without double counting. All share amounts used for purposes of this Section 6.3(e) shall be equitably adjusted for conversions, dividends, stock splits, combinations, reclassifications and similar events occurring after the Closing. Failure to provide notice or confirmation under the IEP Side Letter shall not delay an automatic release.

MISCELLANEOUS

No Inconsistent Agreements. The Company shall not enter into any agreement that grants another person rights materially and adversely inconsistent with Trafigura’s rights under this Agreement without Trafigura’s prior written consent. The Parties shall cooperate reasonably to carry out the provisions of this Agreement in accordance with applicable law and exchange rules.

Amendments and Waivers. Except for consents given by the Company pursuant to Section 6.3, no provision of this Agreement may be amended or waived except by a written instrument executed by the Company and Trafigura. No amendment or waiver shall materially adversely affect a Permitted Holder’s assigned rights under Article III without that holder’s written consent. No failure or delay in exercising any right under this Agreement shall operate as a waiver of that right, nor shall any single or partial exercise preclude any further exercise of that or any other right. Any amendment on behalf of the Company shall be approved in accordance with applicable law.

Specific Performance. Each Party acknowledges that a breach of Article II, III, IV, V or VI would cause irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, subject to applicable law, each Party shall be entitled to seek specific performance, injunctive relief and other equitable remedies to prevent or remedy a breach of those provisions, without proof of actual damages or the posting of a bond or other security, in addition to any other remedy available at law or in equity.

Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and any claim arising out of or relating to this Agreement shall be governed by the laws of the State of Delaware, without regard to conflict-of-laws principles that would require application of the laws of another jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if that court lacks subject-matter jurisdiction, the state or federal courts located in Delaware, in any action arising out of or relating to this Agreement. Each Party waives, to the fullest extent permitted by law, any right to trial by jury in any such action.

Notices. All notices and other communications under this Agreement shall be in writing and delivered by personal delivery, nationally recognized overnight courier, registered or certified mail, return receipt requested, or email, to the Company at CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Melissa Buhrig, email: ***, ***, with a copy (which shall not constitute notice) to Proskauer Rose LLP, Eleven Times Square, New York, NY 10036, Attention: JD DeSantis, Joshua Apfelroth and Louis Rambo, email: ***, ***, ***, and to Trafigura US Holdings, Inc. at 845 Texas Avenue, Suite 3600, Houston, Texas 77002, Attention: General Counsel, email: ***, with a copy (which shall not constitute notice) to Baker Botts L.L.P., 910 Louisiana Street, Houston, TX 77002, Attention: Travis Wofford, Joseph Halloum and Carina Antweil, email: ***, ***, ***, or to such other address or email address as a Party specifies by notice under this Section 7.5. A notice shall be deemed received upon receipt if received before 5:00 p.m., New York City time, on a Business Day and otherwise on the next Business Day. For these purposes, email shall be deemed received when transmitted if the sender does not receive a notice of delivery failure.

Miscellaneous.

This Agreement, together with the Subscription Agreement, the Certificate of Designations and the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements and understandings concerning that subject matter. This Agreement binds and benefits the Parties and their permitted successors and assigns. For the avoidance of doubt, if, in connection with an internal reorganization of the Company that does not result in a change in the ultimate beneficial ownership of the Company, the Registrable Securities are exchanged for securities of a surviving, resulting or successor entity or a direct or indirect parent thereof, the Company shall ensure that the agreement governing that reorganization provides for the continuation of the rights under Articles

II, III, IV and V with respect to such issuer and the securities received in exchange for such Registrable Securities and the assumption of the Company’s obligations under Articles II, III, IV and V by the issuer of such securities, in each case on equivalent terms and subject to the same ownership thresholds. Except for Permitted Holders with respect to rights expressly granted to them and the persons expressly entitled to protection under Sections 2.7 and 3.8, no person other than a Party has any right or remedy under this Agreement.

If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in effect, and the Parties shall negotiate in good faith a lawful replacement that gives effect to their original intent as nearly as practicable. This Agreement may be executed in counterparts, each of which constitutes an original and all of which together constitute one agreement. Signatures transmitted electronically shall be effective as original signatures. This Agreement shall terminate upon termination of the Subscription Agreement before the Closing Date, without prejudice to accrued rights or claims or any obligation to reimburse expenses. This Article VII shall survive such termination.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CVR ENERGY, INC.

By:	/s/ Dane J. Neumann
Name: Dane J. Neumann
Title: President and Chief Executive Officer

TRAFIGURA US HOLDINGS, INC.

By:	/s/ Robert Kreider
Name: Robert Kreider
Title: Director

By:	/s/ Dereje Tedla
Name: Dereje Tedla
Title: Authorized Representative

EXHIBIT A

[    ], 20[ ]

Trafigura US Holdings, Inc.

845 Texas Avenue, Suite 3600

Houston, Texas 77002

Attention: General Counsel

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is entered into by and between CVR Energy, Inc., a Delaware corporation (the “Company”), and Trafigura US Holdings, Inc., a Delaware corporation (“Trafigura” or “you” and, together with the Company, the “Parties”). This Agreement constitutes the “Confidentiality Agreement” contemplated by, and is being entered into in connection with, (i) that certain Subscription Agreement, dated as of November 2, 2026 (the “Trafigura Subscription Agreement”), by and between Trafigura and the Company, pursuant to which Trafigura has agreed to subscribe for newly issued shares of convertible non-voting preferred stock of the Company (the “Preferred Stock”) and (ii) that certain Investor Rights Agreement, dated as of November 2, 2026, by and between the Company and Trafigura (the “Investor Rights Agreement”). Capitalized terms used but not defined herein have the meanings given to them in the Investor Rights Agreement.

This letter agreement shall become effective upon the appointment of any Board Observer or Trafigura Designee who, in either case, is an employee, officer, director or other agent of Trafigura or any of its Controlled Affiliates (an “Applicable Designee”) under Section 2.1 or Section 2.2 of the Investor Rights Agreement. The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, an Applicable Designee may, if and to the extent he or she desires to do so, disclose non-privileged information he or she obtains while serving as a member of the Board (in the case of a Trafigura Designee) or an observer to the Board (in the case of a Board Observer), as applicable, to you and/or your Representatives (as hereinafter defined), and may discuss such information with any and all such persons, subject to the terms and conditions of this letter agreement and Section 9(t) of the Trafigura Subscription Agreement, and that other members of the Board may similarly disclose information to you if they wish to do so, subject to the Company’s policies and subject to their fiduciary duties. As a result, you may receive certain non-public information regarding the Company. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. In consideration for, and as a condition of, the information being furnished to you and your Controlled Affiliates, your and their respective agents, representatives, attorneys, advisors, directors, officers, or employees, and actual or prospective lenders and financing sources for your investment in the Company (collectively, in each case to the extent receiving Evaluation Material (as hereinafter defined), the “Representatives”), subject to the restrictions in Section 2, you agree to treat any and all information concerning or relating to the Company or any of its subsidiaries or current or former affiliates that is furnished to you or your Representatives (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by any Trafigura Designee, any Board Observer or by or on behalf of the Company or any Company Representative (as defined below), including discussions or matters considered in meetings of the Board or Board committees, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof, in each case to the extent containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

1.

The term “Evaluation Material” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or any other obligation of confidentiality, (ii) was within your or any of your Representatives’ possession on a non-confidential basis prior to its being furnished to you by an Applicable Designee or by or on behalf of the Company, any of its subsidiaries or their respective agents, representatives, attorneys, advisors, directors (other than any Trafigura Designee), officers or employees (collectively, the “Company Representatives”), (iii) is received from a source other than any Applicable Designee, the Company or any of the Company Representatives, or (iv) is independently developed by you or your Representatives without use of or reference to Evaluation Material; provided, that in the case of (ii) or (iii) above, the source of such information was not believed by you, after reasonable inquiry, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, any of its subsidiaries or any other person with respect to such information at the time the information was disclosed to you.

2.

You and your Representatives will, and you will cause your Representatives to, (a) keep the Evaluation Material strictly confidential, (b) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company and (c) use the Evaluation Material only in connection with monitoring and advising you on your investment in and commercial and contractual arrangements with the Company or availing yourself of rights expressly provided or performing obligations under the agreements and instruments referred to in Section 6; provided, however, that you may privately disclose any of such information: (A) to your Representatives (i) who need to know such information, (ii) are bound by confidentiality obligations and use restrictions no less restrictive than those set forth herein and (iii) who are informed by you of the confidential nature of such information and, except for lenders and financing sources bound by written obligations satisfying clause (ii), agree to be bound by the terms of this letter agreement as if they were a party hereto; provided, further, that you will be responsible for any violation of this letter agreement by your Representatives as if they were parties to this letter agreement; and (B) to the Company and the Company Representatives. Subject to applicable law, this letter agreement shall not restrict the investment, trading or ordinary-course business activities of your or your Controlled Affiliates’ personnel who have not received or otherwise obtained Evaluation Material and are not acting at the direction of any person who has received Evaluation Material, subject to compliance with customary information-barrier arrangements. It is understood and agreed that no Applicable Designee shall disclose to you or your Representatives any Privileged Information (as defined below) that may be included in the Evaluation Material. “Privileged Information” as used in this letter agreement shall be solely and exclusively limited to the advice provided by legal counsel and any discussions, deliberations or materials concerning such advice or which would otherwise be subject to legal privileges and protections and shall not include factual information or the formulation or analysis of business strategy solely to the extent that it is not protected by the attorney-client, attorney work product or other legal privilege or protection.

3.

In the event that you or any of your Representatives are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will (a) promptly notify (except where such notice would be legally prohibited) the Company in writing by email so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its cost and expense and (b) produce or disclose only that portion of the Evaluation Material which your legal counsel advises you is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this letter agreement and the confidential nature of such Evaluation Material. In no event will you or

2

any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material, and you shall use reasonable efforts (at the Company’s cost and expense) to obtain confidential treatment of the disclosed Evaluation Material. No notice under this Section 3 shall be required for a disclosure in connection with a routine examination by a regulatory or supervisory authority having jurisdiction over you or your Representatives that is not specifically directed at the Company or the Evaluation Material. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the shares of common stock, $0.01 par value (“Common Shares”), of the Company or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy or other solicitation materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder.

4.

You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. The foregoing does not limit any express representations, warranties, covenants or remedies under the agreements and instruments referred to in Section 6 or any claim for actual fraud. You and your Representatives (or anyone acting on your or their behalf) shall not directly or indirectly initiate contact or communication with any executive or employee of the Company or any of its subsidiaries other than the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, General Counsel and Secretary, or such other persons approved in writing by the foregoing or the Board concerning Evaluation Material, or to seek any information in connection therewith from any such person other than the foregoing, without the prior consent of the Company; provided, however, the restriction in this sentence shall not in any way apply to any Trafigura Designee acting in his or her capacity as a Board member from seeking Company information in the discharge of his or her fiduciary duties (nor shall it apply to any other Board members, any Board Observer, contacts expressly permitted by the Investor Rights Agreement or ordinary course communications relating to commercial or contractual arrangements with the Company or its affiliates).

5.

All Evaluation Material shall remain the property of the Company or its applicable owner. Neither you nor any of your Representatives shall by virtue of any disclosure of or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company or such owner. At any time after the date on which no Applicable Designee is a director of the Company or an observer to the Board, upon the request of the Company for any reason, you will promptly return to the Company or destroy all hard copies of the Evaluation Material and use reasonable best efforts to permanently erase or delete all electronic copies of the Evaluation Material in your or any of your Representatives’ possession or control (and, upon the request of the Company, shall promptly certify to the Company that such Evaluation Material has been erased or deleted, as the case may be). Notwithstanding the foregoing, the obligation to return, destroy, erase or delete Evaluation Material shall not cover information (a) that is maintained on routine computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed, or otherwise recovered from such backup devices or (b) retained on a confidential basis solely to the extent required to comply with applicable law and/or any internal record retention requirements or, to the extent reasonably necessary, to

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exercise rights or perform obligations under the agreements and instruments referred to in Section 6; provided, that such materials referenced in this sentence shall remain subject to the terms of this letter agreement applicable to Evaluation Material, and you and your Representatives will continue to be bound by the obligations contained in this letter agreement for as long as any such materials are retained by you or your Representatives.

6.

You acknowledge, and will advise your Representatives, that the Evaluation Material may constitute material non-public information under applicable federal or state securities laws, and you agree that you shall not, and you shall use reasonable best efforts to ensure that your Representatives do not, trade or engage in any derivative or other transaction in the Common Shares or any of the Company’s other securities on the basis of such information in violation of such laws. This letter agreement shall not restrict transfers or the exercise of rights expressly permitted by the Investor Rights Agreement, the Certificate of Designations, the Trafigura Subscription Agreement, the IEP Side Letter or the Commercial Agreements (each of the latter two terms as defined in the Trafigura Subscription Agreement); provided that any such transfer or exercise remains subject to the confidentiality and use restrictions herein, applicable information-barrier arrangements and applicable law.

7.

You hereby represent and warrant to the Company that (i) you have all requisite corporate, entity or other power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound, and (iv) your entry into this letter agreement does not require approval by any owners or holders of any equity or other interest in you (except as has already been obtained).

8.

Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9.

Trafigura shall cause any Applicable Designee appointed pursuant to the Investor Rights Agreement to execute and deliver to the Company, before receiving any Evaluation Material, a customary joinder to this letter agreement solely with respect to the confidentiality, use, return or destruction, survival and related enforcement obligations applicable to such Applicable Designee in that capacity.

10.

This letter agreement shall expire three (3) years from the date on which no Applicable Designee remains a director of the Company or an observer to the Board (whichever is later); except that you shall maintain in accordance with the confidentiality obligations set forth in this letter agreement any Evaluation Material (a) constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3) and/or (b) retained pursuant to Section 5.

11.	No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

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12.

Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this letter agreement shall be decided without regards to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.” In all instances, the term “or” shall not be deemed to be exclusive.

13.

Miscellaneous. This Agreement shall be governed in all respects by the laws of the State of Delaware. The state or federal courts located in Wilmington, Delaware shall each have non-exclusive jurisdiction over all disputes relating to this Agreement. This Agreement, together with the agreements and instruments referred to in Section 6, contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties. Nothing in this Agreement amends or supersedes the agreements or instruments referred to in Section 6. Neither Party may assign this Agreement without the prior written consent of the other Party, except that Trafigura may assign its rights hereunder to a controlled Affiliate that holds Preferred Stock or Common Stock. Nothing in this Agreement shall confer any rights upon any person other than the Parties and their permitted successors and assigns. All notices hereunder shall be in writing and delivered by email (with confirmation of transmission) or by nationally recognized overnight courier to the addresses set forth on the signature pages hereto (or such other address as a Party may designate by notice). Each Party acknowledges that irreparable harm would result from any breach of this Agreement and that the other Party shall be entitled to seek specific performance and injunctive relief, in addition to any other remedy at law or in equity. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single agreement.

[Signature Pages Follow]

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Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between the Parties.

Very truly yours,

CVR ENERGY, INC.

By:
Name:
Title:

Address for notices:
CVR Energy, Inc. 2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Melissa Buhrig
Email: ***;***

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Trafigura US Holdings, Inc.

By:
Name: Robert Kreider
Title: Director

By:
Name: Dereje Tedla
Title: Authorized Representative

Address for notices:
Trafigura US Holdings, Inc. 845 Texas Avenue, Suite 3600
Houston, Texas 77002
Attention: General Counsel
Email: ***

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EXHIBIT C

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EXHIBIT D

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EXHIBIT E

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EXHIBIT F

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